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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☑ Definitive Proxy Statement
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Pulte Homes, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PULTE HOMES, INC.

100 Bloomfield Hills Parkway, Suite 300
Bloomfield Hills, Michigan 48304

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

We will hold our annual meeting of shareholders at The Community House, 380 South Bates Street, Birmingham, Michigan, on Thursday, May 10, 2007, at 8:30 a.m., Eastern Time. At this meeting, shareholders will vote on:

o	The election of four directors to serve for a term of three years.

o	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

o	A shareholder proposal requesting the election of directors by a majority, rather than plurality, vote.

o	A shareholder proposal requesting the declassification of the Board of Directors.

o	A shareholder proposal requesting the formation of a Majority Vote Shareholder Committee.

o	A shareholder proposal regarding the use of performance-based options.

You can vote if you were a shareholder of record at the close of business on March 13, 2007. You may vote by internet, telephone, written proxy or written ballot at the meeting.

This proxy statement and the enclosed form of proxy, as well as our 2006 annual report, are first being mailed to shareholders beginning on April 4, 2007. We encourage you to sign and return the accompanying proxy card in the enclosed envelope or instruct us via the internet or by telephone as to how you would like your shares voted.

By Order of the Board of Directors

STEVEN M. COOK
Vice President, General Counsel
and Secretary

Bloomfield Hills, Michigan
April 4, 2007

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
BENEFICIAL SECURITY OWNERSHIP
ELECTION OF DIRECTORS
COMMITTEES OF THE BOARD OF DIRECTORS
2006 DIRECTOR COMPENSATION
CORPORATE GOVERNANCE
DIRECTOR NOMINATION RECOMMENDATIONS
2006 EXECUTIVE COMPENSATION
EQUITY COMPENSATION PLAN INFORMATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
REPORT OF THE AUDIT COMMITTEE
ADDITIONAL PROPOSALS REQUIRING YOUR VOTE
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
DIRECTOR ELECTION MAJORITY VOTE STANDARD PROPOSAL
DECLASSIFICATION OF BOARD OF DIRECTORS PROPOSAL
MAJORITY VOTE SHAREHOLDER COMMITTEE PROPOSAL
PERFORMANCE-BASED OPTIONS PROPOSAL
OTHER MATTERS

PROXY STATEMENT

The Board of Directors is soliciting proxies to be used at the annual meeting of shareholders to be held on Thursday, May 10, 2007, beginning at 8:30 a.m., Eastern Time, at The Community House, 380 South Bates Street, Birmingham, Michigan. This proxy statement and the enclosed form of proxy are first being mailed to shareholders beginning April 4, 2007.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIAL AND THE ANNUAL MEETING:

What am I voting on?

You are voting on six proposals:

1.	The election of the following four nominees for director for a term of three years:

  William J. Pulte
  Richard J. Dugas, Jr.
  David N. McCammon
  Francis J. Sehn

2.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

3.	A shareholder proposal requesting the election of directors by a majority, rather than plurality, vote.

4.	A shareholder proposal requesting the declassification of the Board of Directors.

5.	A shareholder proposal requesting the formation of a Majority Vote Shareholder Committee.

6.	A shareholder proposal regarding the use of performance-based options.

What are the voting recommendations of the Board?

The Board recommends the following votes:

o	FOR the election of all of the nominees for director.

o	FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

o	AGAINST the shareholder proposal requesting the election of directors by a majority, rather than plurality, vote.

o	AGAINST the shareholder proposal requesting the declassification of the Board of Directors.

o	AGAINST the shareholder proposal requesting the formation of a Majority Vote Shareholder Committee.

o	AGAINST the shareholder proposal regarding the use of performance-based options.

Will any other matter be voted on?

We are not aware of any other matters on which you will be asked to vote at the meeting. If you have completed and mailed your proxy card and any other matter is properly brought before the meeting, William J. Pulte and Richard J. Dugas, Jr., acting as your proxies, will vote for you in their discretion.

How do I vote my shares?

If you are a shareholder of record as of the close of business on March 13, 2007 (the record date), you can give a proxy to be voted at the meeting either:

o	by mailing in the enclosed proxy card;

o	by written ballot at the meeting;

o	over the telephone by calling a toll-free number; or

o	electronically, using the internet.

If you complete and mail in your proxy card, your shares will be voted as you indicate. If you do not indicate your voting preferences, William J. Pulte and Richard J. Dugas, Jr., acting as your proxies, will vote your shares FOR Items 1 and 2 and AGAINST Items 3, 4, 5 and 6.

The telephone and internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions and to confirm that those instructions have been recorded properly. If you are a shareholder of record and you would like to vote by telephone or by using the internet, please refer to the instructions on the enclosed proxy card.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or nominee. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee on how to vote your shares.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name with Computershare Trust Company, N.A. (“Computershare”), the Company’s stock transfer agent, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of these shares, and your shares are held in “street name.”

Can I change my vote?

Yes. You can change your vote or revoke your proxy before the meeting in any of three ways:

o	by submitting another proxy by telephone, via the internet or by mail that is later dated and, if by mail, that is properly signed; or

o	by submitting written notice to the Secretary of the Company. Your notice must be received by the Company by 5:00 p.m., Eastern Time, on May 9, 2007; or

o	by voting in person at the meeting.

What percentage of the vote is required for a proposal to be approved?

The four director nominees receiving the greatest number of votes will be elected. The service of such directors will be subject to the Corporate Governance Guidelines of the Company. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm and the shareholder proposals each require the affirmative vote of a majority of the votes cast at the meeting.

Who will count the vote?

Computershare will act as the independent tabulator to receive and tabulate the proxies and as the independent inspector of election to certify the results.

What does it mean if I get more than one proxy card?

It means your shares are held in more than one account. You should vote the shares on all your proxy cards. To provide better shareholder service, we encourage you to have all your shares registered in the same name and address. You may do this by contacting our transfer agent, Computershare, by phone at (877) 282-1168, by mail at Computershare Trust Company, N.A., P.O. Box 43078, Providence, Rhode Island 02940-3078, or via the internet at www.computershare.com.

Who can attend the annual meeting?

All shareholders of record as of the close of business on March 13, 2007 can attend. Registration will begin at 8:00 a.m., Eastern Time. Institutional or entity shareholders are allowed to bring up to three representatives. Attendance at the meeting will be on a first-come, first-served basis, upon arrival at the meeting.

What do I need to do to attend the annual meeting?

You should plan to arrive at The Community House at 380 South Bates Street, Birmingham, Michigan, on Thursday, May 10, 2007 by 8:00 a.m., Eastern Time. Upon your arrival, please follow the signs to the registration desk where you will register for the meeting. If a broker or other nominee holds your shares, bring proof of your ownership, such as a brokerage statement, with you to the meeting. You should also bring valid picture identification, such as a driver’s license or passport. If you are an authorized proxy, you must present the proper documentation.

What is the quorum requirement of the annual meeting?

A majority of the 256,008,473 shares outstanding on March 13, 2007 constitutes a quorum for voting at the meeting. If you vote, your shares will be part of the quorum.

How will abstentions be treated?

Abstentions will be counted as shares present at the meeting for purposes of determining whether a quorum exists. You may not abstain with respect to the election of directors. With respect to the proposals to ratify the appointment of Ernst & Young LLP and with respect to the shareholder proposals, an abstention will not be counted as a vote cast and therefore will have no effect on whether the proposal is approved.

How will broker non-votes be treated?

A broker non-vote occurs when a broker cannot vote on a matter because the broker has not received instructions from the beneficial owner and lacks discretionary voting authority with respect to that matter. Broker non-votes will be treated in the same manner, and have the same effect, as abstentions.

BENEFICIAL SECURITY OWNERSHIP

The table below shows the number of our common shares beneficially owned as of March 13, 2007 by each of our Directors and each of our Executive Officers named in the Summary Compensation Table on page 26, as well as the number of shares beneficially owned by all of our Directors and Executive Officers as a group. The table also includes information about stock options exercisable within 60 days after March 13, 2007, restricted shares, and Pulte common shares held in our 401(k) Plan.

		Exercisable Stock	Percentage of
Directors And Named Executive Officers	Shares(1)	Options(11)	Outstanding Shares
Brian P. Anderson	9,300(2)	19,000	*
D. Kent Anderson	41,600	122,684	*
Roger A. Cregg	368,169(3)	1,876,116	*
Richard J. Dugas, Jr.	510,181(4)	940,000	*
Peter J. Keane	110,619(5)	46,000	*
Debra J. Kelly-Ennis	23,018(6)	103,000	*
David N. McCammon	124,400(7)	55,000	*
Patrick J. O’Leary	6,300	19,000	*
Steven C. Petruska	351,138(8)	348,000	*
William J. Pulte	42,214,641(9)(12)	0	16.49
Bernard W. Reznicek	19,672	71,000	*
Alan E. Schwartz	91,200	39,000	*
Francis J. Sehn	157,200(10)	35,000	*
John J. Shea	38,000	79,000	*
William B. Smith	21,600	87,000	*
All Directors and Executive Officers as a group (20), including the above	44,401,381	5,008,544	19.30

*	Less than 1%.

Notes:

(1)	All directors and executive officers listed in this table have sole voting and investment power over the Pulte shares they beneficially own, except as otherwise noted below.

(2)	Includes 3,000 Pulte common shares that Mr. Anderson owns jointly with his wife.

(3)	Includes (i) 168,090 Pulte common shares that Mr. Cregg owns jointly with his wife, (ii) 70,000 restricted shares that are scheduled to vest on February 2, 2008, (iii) 65,000 restricted shares that are scheduled to vest on February 1, 2009, (iv) 65,000 restricted shares that are scheduled to vest on February 5, 2010, and (v) 79 Pulte common shares held in our 401(k) Plan.

(4)	Includes (i) 69,800 Pulte common shares that Mr. Dugas owns jointly with his wife, (ii) 40,612 Pulte common shares owned in a trust of which Mr. Dugas is a beneficiary, (iii) 120,000 restricted shares that are scheduled to vest on February 2, 2008, (iv) 120,000 restricted shares that are scheduled to vest on February 1, 2009, (v) 100,000 restricted shares that are scheduled to vest on February 5, 2010, and (vi) 119 Pulte common shares held in our 401(k) Plan.

(5)	Includes (i) 8,000 restricted shares that are scheduled to vest on December 9, 2007, (ii) 30,000 restricted shares that are scheduled to vest on December 8, 2008, (iii) 40,000 restricted shares, which includes 10,000 shares that are scheduled to vest on each of September 15, 2008 and September 15, 2009 and 20,000 shares that are scheduled to vest on September 15, 2010, (iv) 32,500 restricted shares that are scheduled to vest on February 5, 2010, and (v) 119 Pulte common shares held in our 401(k) Plan.

(6)	Includes 21,818 shares that are owned in a trust of which Ms. Kelly-Ennis is a trustee and a beneficiary.

(7)	These shares are owned in a trust of which Mr. McCammon is a trustee and a beneficiary.

(8)	Includes (i) 17,500 restricted shares that are scheduled to vest on December 11, 2007, (ii) 80,000 restricted shares that are scheduled to vest on February 2, 2008, (iii) 80,000 restricted shares that are scheduled to vest on February 1, 2009, (iv) 80,000 restricted shares that are scheduled to vest on February 5, 2010, and (v) 1,948 Pulte common shares held in our 401(k) Plan.

(9)	Includes (i) 41,753,214 Pulte common shares that are owned by various trusts of which Mr. Pulte is a trustee, (ii) 120,000 restricted shares that are scheduled to vest on February 7, 2008, (iii) 120,000 restricted shares that are scheduled to vest on February 1, 2009, (iv) 100,000 restricted shares that are scheduled to vest on February 5, 2010, and (v) 121,427 Pulte common shares held in our 401(k) Plan.

(10)	Includes 76,800 Pulte common shares owned in a trust of which Mr. Sehn is a trustee, and 80,400 Pulte common shares owned in a trust of which Mr. Sehn is a beneficiary.

(11)	These are shares which the listed director or executive officer has the right to acquire within 60 days of March 13, 2007 pursuant to Pulte’s stock option plans.

(12)	3,156,580 Pulte common shares owned by William J. Pulte are pledged as security.

Beneficial Ownership of Significant Shareholders

The following table provides information regarding security holders that own more than 5% of all outstanding Pulte common shares:

			Percentage of Outstanding
Name and Address of	Beneficial Ownership		Common Shares on
Beneficial Owner	of Common Shares		March 13, 2007

William J. Pulte	42,214,641	(1)	16.49
100 Bloomfield Hills Parkway, Suite 300 Bloomfield Hills, MI 48304
Legg Mason Capital Management, Inc.	25,837,112	(2)	10.09
100 Light Street Baltimore, MD 21202
The TCW Group, Inc. on behalf of the TCW Business Unit	20,504,881	(3)	8.01
865 South Figueroa Street Los Angeles, CA 90017

Notes:

(1)	Includes (i) 41,753,214 Pulte common shares that are owned by various trusts of which Mr. Pulte is a trustee, (ii) 120,000 restricted shares that are scheduled to vest on February 7, 2008, (iii) 120,000 restricted shares that are scheduled to vest on February 1, 2009, (iv) 100,000 restricted shares that are scheduled to vest on February 5, 2010, and (v) 121,427 Pulte common shares held in our 401(k) Plan.

(2)	This information is derived from a Schedule 13G/A filed by Legg Mason Capital Management, Inc. and certain affiliated entities on February 15, 2007. According to the Schedule 13G/A, Legg Mason Capital Management, Inc. and certain affiliated entities have shared voting power over 25,837,112 Pulte common shares and shared dispositive power over 25,837,112 Pulte common shares.

(3)	This information is derived from a Schedule 13G filed by The TCW Group, Inc., on behalf of the TCW Business Unit, on February 12, 2007. According to the Schedule 13G, The TCW Group, Inc. has shared voting power over 17,330,446 Pulte common shares and shared dispositive power over 20,504,881 Pulte common shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Based on Company records and other information, Pulte believes that all Securities and Exchange Commission (“SEC”) filing requirements under Section 16(a) of the Securities Exchange Act of 1934 applicable to its directors, officers, and owners of more than 10% of its common shares were complied with for 2006, and were filed timely.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Articles of Incorporation require that we have at least three, but no more than 15, directors. The exact number of directors is set by the Board and is currently 12. The Board is divided into three classes of directors who have overlapping three year terms. Four current directors have terms expiring at the 2007 annual meeting and are being nominated for re-election. These four nominees have each agreed to serve the additional term for which they have been nominated, if elected.

The Corporate Governance Guidelines of the Company provide that any nominee for director who, in an uncontested election receives a greater number of votes “withheld” from his or her election than votes “for” his or her election at the annual meeting (“Majority Withheld Vote”) will promptly tender his or her resignation from the Board. The Nominating and Governance Committee, which is comprised exclusively of independent directors, will consider the resignation and recommend to the Board whether to accept the tendered resignation or reject it. The Board will act upon the Nominating and Governance Committee’s recommendation no later than the Board’s first regularly scheduled meeting following certification of the Majority Withheld Vote. The action taken by the Board will be publicly disclosed in a report filed with the SEC and may include, without limitation, acceptance or rejection of the tendered resignation or adoption of measures designed to address the issues underlying the Majority Withheld Vote. The foregoing description is qualified in its entirety by reference to our Corporate Governance Guidelines, which are available for viewing on our website at www.pulte.com.

Nominees to Serve a Three Year Term Expiring at the 2010 Annual Meeting

William J. Pulte

Age:	74
Director since:	1956
Principal Occupation:	Founder and Chairman of the Board, Pulte Homes, Inc.
Recent Business Experience:	Mr. Pulte, the founder of Pulte Homes, Inc., has served as Chairman of the Board of Directors since December 2001. Previously, Mr. Pulte served as Chairman of the Executive Committee of the Board of Directors from January 1999 to December 2001, and Chairman of the Board of Directors from January 1991 until January 1999.

Richard J. Dugas, Jr.

Age:	41
Director since:	2003
Principal Occupation:	President and Chief Executive Officer, Pulte Homes, Inc.
Recent Business Experience:	Mr. Dugas has served as President and Chief Executive Officer of Pulte Homes, Inc. since July 1, 2003. Prior to that, he served as Chief Operating Officer of Pulte Homes from May 2002 through June 2003. Mr. Dugas previously served in various management positions with Pulte Homes since 1994, including, most recently, Coastal Region President with responsibility for the Georgia, North Carolina, South Carolina and Tennessee operations.

David N. McCammon

Age:	72
Director since:	1997
Principal Occupation:	Senior Partner, Strength Capital Partners, L.L.C., Bloomfield Hills, Michigan
Recent Business Experience:	Mr. McCammon has been Senior Partner of Strength Capital Partners, L.L.C., a private equity fund, since June 2000. Previously, Mr. McCammon served as Vice President of Finance for Ford Motor Company until his retirement in 1997.

Francis J. Sehn

Age:	88
Director since:	1995
Principal Occupation:	Chairman, The Fran Sehn Company, Bloomfield Hills, Michigan
Recent Business Experience:	Mr. Sehn has served as the Chairman of The Fran Sehn Company, an international engineering and consulting company, since 1954.

The Board of Directors recommends a vote “FOR” the election of these four nominees.

Remaining Board of Directors with Current Terms

Directors Continuing to Serve a Three Year Term Expiring at the 2008 Annual Meeting:

D. Kent Anderson

Age:	65
Director since:	2001
Principal Occupation:	Chairman, Beacon Management Corp., Houston, Texas
Recent Business Experience:	Mr. Anderson has served as Chairman of Beacon Management Corp., an investment capital firm, since April 2001. From 1996 until April 2001, Mr. Anderson was an Executive Banking Officer and Special Consultant to the Chairman of Compass Bank.
Outside Directorships:	Sam Houston Race Park, Ltd.

John J. Shea

Age:	69
Director since:	1996
Principal Occupation:	Retired Vice Chairman of the Board of Directors, President and Chief Executive Officer of Spiegel, Inc., Tucson, Arizona
Recent Business Experience:	Mr. Shea served as Vice Chairman of the Board of Directors, President and Chief Executive Officer of Spiegel, Inc., an international multi-channel specialty retailer, from 1985 until 1998.

William B. Smith

Age:	63
Director since:	2001
Principal Occupation:	Advisory Director, Morgan Stanley & Co., Incorporated, New York, New York
Recent Business Experience:	Mr. Smith has been an Advisory Director of Morgan Stanley & Co., Incorporated, an international investment bank, since July 2000. Mr. Smith served as Managing Director and Head of Morgan Stanley Realty from May 1997 until July 2000.
Outside Directorships:	Central Parking Corporation

Brian P. Anderson

Age:	56

Director since:	2005

Principal Occupation:	Retired Chief Financial Officer

Recent Business Experience:	Mr. Anderson was the Executive Vice President and Chief Financial Officer of OfficeMax, Inc., a business-to-business and retail office products distribution company, from November 2004 to January 2005. Prior to that time, Mr. Anderson was Senior Vice President and Chief Financial Officer of Baxter International, Inc., a global diversified medical products and services company, from 1998 to 2004.
Outside Directorships:	W.W. Grainger, Inc., A.M. Castle & Co., and James Hardie Industries

Patrick J. O’Leary

Age:	49

Director since:	2005

Principal Occupation:	Executive Vice President and Chief Financial Officer of SPX Corporation

Recent Business Experience:	Mr. O’Leary has served as Executive Vice President and Chief Financial Officer of SPX Corporation, a global industrial and technological services and products company, since December 2004. Prior to that time, he served as Chief Financial Officer and Treasurer of SPX Corporation from October 1996 to December 2004.

Directors Continuing to Serve a Three Year Term Expiring at the 2009 Annual Meeting

Debra J. Kelly-Ennis

Age:	50

Director since:	1997

Principal Occupation:	Chief Marketing Officer, Diageo North America, Norwalk, Connecticut

Recent Business Experience:	Ms. Kelly-Ennis has served as Chief Marketing Officer of Diageo North America, an adult spirits company, since April 2005. She served as President of Saab Cars USA, a wholly-owned subsidiary of General Motors Europe, from October 2002 to April 2005. Ms. Kelly-Ennis served as General Manager of the Oldsmobile Division of General Motors Corporation from May 2000 until September 2001, and served as Brand Manager of General Motors’ Chevrolet Division from March 1999 until April 2000.

Bernard W. Reznicek

Age:	70

Director since:	2002

Principal Occupation:	President and Chief Executive Officer, Premier Enterprises Inc., Omaha, Nebraska

Recent Business Experience:	Mr. Reznicek has served as President and Chief Executive Officer of Premier Enterprises Inc., a consulting, investment, and real estate development company, since April 1993. Mr. Reznicek was an executive with Central States Indemnity Company, a member of the Berkshire Hathaway Insurance Group, from January 1997 until January 2003. Mr. Reznicek served as Dean of the College of Business of Creighton University in Omaha, Nebraska from July 1994 until January 1997 and served as Chairman and Chief Executive Officer of Boston Edison, a utility company, from September 1987 to July 1994.
Outside Directorships:	CSG Systems International, Inc., Central States Indemnity, and Info USA, Inc.

Alan E. Schwartz

Age:	81

Director since:	1972

Principal Occupation:	Partner, Honigman Miller Schwartz and Cohn LLP, Detroit, Michigan

Recent Business Experience:	Mr. Schwartz is a Partner in the law firm of Honigman Miller Schwartz and Cohn LLP, Detroit, Michigan, which provides legal services to Pulte Homes, Inc.
Outside Directorships:	Detroit Development Ventures, Inc. (general partner of The Detroit Investment Fund, L.P.)

If a nominee is unable to stand for election, the Board may reduce the number of directors or choose a substitute. If the Board chooses a substitute, shares represented by proxies will be voted for the substitute. If a director retires, resigns, dies, or is unable to serve for any reason, the Board may reduce the number of directors or appoint a new director to fill the vacancy. The new director would serve until the next annual meeting.

Independence

Under the Company’s Corporate Governance Guidelines, a substantial majority of the members of our Board of Directors must be independent. The Board of Directors has adopted categorical independence standards to assist the Nominating and Governance Committee in determining director independence, which either meet or exceed the independence requirements of the New York Stock Exchange’s (“NYSE”) corporate governance standards. Under these standards, no director can qualify as independent unless (i) the Board affirmatively determines that the director has no material relationship with the Company directly or as an officer, shareholder or partner of an organization that has a relationship with the Company, and (ii) the director meets the following categorical standards:

o	Has not been an employee of the Company for at least three years;

o	Has not, during the last three years, been employed as an executive officer by a company for which an executive officer of the Company concurrently served as a member of such company’s compensation committee;

o	Has no immediate family members (i.e., spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than employees) who shares the Director’s home) who did not satisfy the foregoing criteria during the last three years; provided, however, that such Director’s immediate family member may have served as an employee but not as an executive officer of the Company during such three-year period so long as such immediate family member shall not have received, during any twelve-month period within such three-year period, more than $100,000 in direct compensation from the Company for such employment;

o	Is not a current partner or employee of the Company’s internal or external audit firm, and the director was not within the past three years a partner or employee of such a firm who personally worked on the Company’s audit within that time;

o	Has no immediate family member who (i) is a current partner of a firm that is the Company’s internal or external auditor, (ii) is a current employee of such a firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice or (iii) was within the past three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

o	Has not received, and has no immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company (other than in his or her capacity as a member of the Board of Directors);

o	Is not a current employee, and has no immediate family member who is a current executive officer, of a company that made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues;

o	Does not serve, and has no immediate family member who has served, during the last three years as an executive officer or general partner of an entity that has received an investment from the Company or any of its subsidiaries, unless such investment is less than the greater of $1 million or 2% of such entity’s total invested capital, whichever is greater, in any of the last three years; and

o	Has not been, and has no immediate family member who has been, an executive officer of a charitable or educational organization for which the Company contributed more than the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues, in any of the last three years.

The Board considered all relevant facts and circumstances in assessing director independence and affirmatively determined that Brian P. Anderson, D. Kent Anderson, Debra J. Kelly-Ennis, David N. McCammon, Patrick J. O’Leary, Bernard W. Reznicek, Francis J. Sehn, John J. Shea and William B. Smith are independent within the meaning of the Company’s categorical standards and the NYSE listing standards. The Board also reviewed the Company’s employment of Francis J. Sehn’s son-in-law and affirmatively determined that such employment did not preclude Mr. Sehn from being an independent director of the Company. The Board further determined that William J. Pulte and Richard J. Dugas, Jr., who are Pulte employees, and Alan E. Schwartz, who is a partner with Honigman Miller Schwartz and Cohn LLP, which provides legal services to Pulte and its subsidiaries, are not independent within the meaning of the Company’s categorical standards and the NYSE listing standards.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has four standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are currently the Audit Committee, Compensation Committee, Nominating and Governance Committee and Finance Committee. Charters for the Audit Committee, Compensation Committee and Nominating and Governance Committee are available on the Company’s website at www.pulte.com. The table below shows current membership for each of the standing Board committees.

Nominating and
	Audit		Compensation		Governance		Finance
Director Name	Committee		Committee		Committee		Committee
Brian P. Anderson	X				X
D. Kent Anderson			X				X
Richard J. Dugas, Jr.							X
Debra J. Kelly-Ennis	X				X	*
David N. McCammon**	X	*			X		X
Patrick J. O’Leary	X		X
William J. Pulte
Bernard W. Reznicek	X		X	*
Alan E. Schwartz							X
Francis J. Sehn							X
John J. Shea			X		X
William B. Smith			X				X	*

*	Chair

**	Lead Director

Audit Committee

The Audit Committee met 15 times in 2006. The Committee represents and assists the Board with the oversight of: the integrity of the Company’s financial statements and internal controls, the Company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of the Company’s internal audit function and the independent auditor.

The Audit Committee is also responsible for selecting (subject to ratification by our shareholders) the independent auditor as well as setting the compensation for and overseeing the work of the independent auditor and pre-approving all audit services to be provided by the independent auditor. Brian Anderson currently serves on the audit committee of more than three public companies. The Board of Directors has determined that Mr. Anderson’s simultaneous service on the audit committees of more than three public companies will not impair his ability to serve effectively on the Company’s Audit Committee. The Board of Directors has determined that each of the members of the Audit Committee is independent within the meaning of the Company’s categorical standards and the NYSE rules and financially literate as defined by the NYSE rules, and that David N. McCammon, Bernard W. Reznicek, Brian Anderson and Patrick O’Leary are audit committee financial experts for purposes of the SEC’s rules.

Compensation Committee

The Compensation Committee met ten times in 2006. The Compensation Committee is responsible for the review, approval and administration of the compensation and benefit programs for the Chief Executive Officer and the other named executive officers. It also reviews and makes recommendations regarding the Company’s incentive plans and certain other compensation plans. The Board of Directors has determined that each of the members of the Compensation Committee is independent within the meaning of the Company’s categorical standards and the NYSE rules.

The Compensation Committee meets regularly in person and via teleconference to discharge its duties and responsibility. Mr. Bernard W. Reznicek is the Chair of the Committee. Mr. Reznicek works with Mr. James R. Ellinghausen, the Company’s Executive Vice President, Human Resources to establish meeting agendas and determine whether any members of Pulte’s management or outside advisors should attend meetings. The Committee also meets regularly in executive session. The Chief Executive Officer annually reviews the performance of each member of senior management (other than the Chief Executive Officer and the Chairman of the Board, whose performance is reviewed by the Committee). Recommendations based on these reviews, including salary adjustments, annual bonuses and equity grants, are presented to the Committee. The Committee can exercise its discretion in modifying any recommended adjustments or awards to executives. At various times during the year at the request of the Committee, Mr. Steven C. Petruska, our Executive Vice President and Chief Operating Officer and Mr. Roger A. Cregg, our Executive Vice President and Chief Financial Officer, may attend Committee meetings, or portions of Committee meetings, to provide the Committee with information regarding the Company’s strategic objectives, financial performance, or other topics requested by the Committee.

The Committee receives and reviews materials in advance of each meeting provided by the Committee’s consultant and management. These materials include information that management believes will be helpful to the Committee, as well as materials the Committee specifically requests.

The Compensation Committee has the authority to hire and fire its own outside compensation consultant and any other advisors it deems necessary. In 2003, the Committee engaged Pearl Meyer & Partners to act as its independent consultant. The consultant regularly provides the Committee with information regarding market compensation levels, general compensation trends and best practices. The Committee also regularly asks the consultant to opine on the reasonableness of specific pay decisions and actions for the named executive officers, as well the appropriateness of the design of the Company’s executive compensation programs.

The activities of the compensation consultant are directed by the Committee, although the consultant may communicate with members of management, as appropriate, to gather data and prepare analyses as requested by the Committee. During 2006, the Committee asked Pearl Meyer to gather executive and outside director market data from Pulte’s peers, information on change in control practices, alternative long-term incentive vehicles and SEC disclosure issues, among other topics. The Committee also asked Pearl Meyer to provide opinions on named executive officer pay decisions and board of director compensation.

The Committee has determined that Pearl Meyer & Partners is independent because it does no work for us other than that requested by the Committee. The Chairman of the Committee reviews the consultant’s invoices, which are paid by us.

Nominating and Governance Committee

The Nominating and Governance Committee met five times in 2006. The Nominating and Governance Committee is responsible for matters related to the governance of the Company and for developing and recommending to the Board the criteria for Board membership, the selection of new Board members, and the assignment of directors to the Committees of the Board. The Nominating and Governance Committee assures that a regular evaluation is conducted of the performance, qualifications and integrity of both the Board of Directors and the executive officers of the Company. The Board of Directors has determined that each of the members of the Nominating and Governance Committee is independent within the meaning of the Company’s categorical standards and the NYSE rules.

Finance Committee

The Finance Committee met five times in 2006. The Finance Committee reviews all aspects of the Company’s policies that relate to the management of the Company’s financial affairs. The Finance Committee also reviews the Company’s long term strategic plans and annual budgets, capital commitments budget, and it reviews the Company’s cash needs and funding plans.

Board Meeting Information

The Board held a total of seven meetings in 2006. During 2006, each director attended at least 75% of the aggregate number of meetings of the Board and the committees on which such director served.

Pulte encourages its directors to attend each Annual Meeting of our Shareholders, and all of our directors serving on the date of last year’s annual meeting attended that meeting.

Throughout the year, Pulte held regularly scheduled executive sessions of its non-management directors without management participation. In addition, in 2007 Pulte will hold at least one executive session of its non-management directors without the participation of management and the non-management director who is not independent within the meaning of the Company’s categorical standards and the NYSE rules. David McCammon, our Lead Director, presides at these executive sessions.

2006 DIRECTOR COMPENSATION

				Change in
				Pension Value
				and
				Nonqualified
	Fees Earned	Stock	Options	Deferred
	or Paid	Awards	Awards	Compensation	Total
Name	in Cash ($)(1)	($)(2)	($)(3)	Earnings(4)	($)
(a)	(b)	(c)	(d)	(e)	(f)
Francis J. Sehn	$71,000	$106,560	$85,154	$24	$262,738
Alan E. Schwartz	$72,500	$106,560	$85,154	$21	$264,235
John J. Shea	$83,000	$106,560	$85,154	$0	$274,714
D. Kent Anderson	$87,500	$106,560	$85,154	$0	$279,214
Brian P. Anderson	$96,500	$106,560	$85,154	$0	$288,214
William B. Smith	$97,500	$106,560	$85,154	$35	$289,249
Patrick J. O’Leary	$104,000	$106,560	$85,154	$0	$295,714
Debra J. Kelly-Ennis	$106,500	$106,560	$85,154	$131	$298,345
Bernard W. Reznicek	$119,000	$106,560	$85,154	$0	$310,714
David N. McCammon	$152,000	$106,560	$85,154	$141	$343,855

(1)	The amounts in this column represent the fees earned or paid in cash for services as a director, including annual retainer, committee, chairmanship, and meeting fees. Ms. Kelly-Ennis and Mr. Smith both deferred 100% of their 2006 fees pursuant to the Pulte Homes, Inc. Deferred Compensation Plan for Non-Employee Directors.

(2)	Amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with FAS 123(R), except that, in accordance with the rules of the SEC, any estimate for forfeitures is excluded from, and does not reduce, such amounts. Assumptions used in the calculation of these amounts are included in footnote 8 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006. The Company’s practice with respect to share awards has been to grant such awards to the directors without restrictions. Accordingly, there were no outstanding share award grants to any of the directors as of December 31, 2006. Because share awards granted in 2006 vested immediately, the grant date fair value measured in accordance with FAS 123(R) is the same as the FAS 123(R) expense recognized in 2006.

(3)	Amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with FAS 123(R), except that, in accordance with the rules of the SEC, any estimate for forfeitures is excluded from, and does not reduce, such amounts. Assumptions used in the calculation of these amounts are included in footnote 8 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006. The Company’s practice with respect to option awards is to grant such awards with immediate vesting. Because option awards granted in 2006 vested immediately, the grant date fair value measured in accordance with FAS 123(R) is the same as the FAS 123(R) expense recognized in 2006. As of December 31, 2006, the following option awards were outstanding with respect to each director: Alan E. Schwartz, 39,000; Francis J. Sehn, 35,000; D. Kent Anderson, 122,684; John J. Shea, 79,000; Brian Anderson, 19,000; William B. Smith, 87,000; Patrick J. O’Leary, 19,000; Debra J. Kelly-Ennis, 103,000; Bernard W. Reznicek, 71,000; and David N. McCammon, 55,000.

(4)	Pulte’s interest rate on non-qualified deferred compensation was 6.35% (5-year U.S. Treasury rate, plus 2 percent) for 2006 which exceeds 120% of the Applicable Federal Long-Term Rate (AFR), or 5.89%. The amounts included in this column reflect the portion of 2006 earnings under the Non-

Qualified Deferral Plan that is in excess of what participants would have received had the AFR of 5.89% been used to calculate earnings under the Plan.

Director Compensation

The Compensation Committee, with input from the Compensation Committee’s outside compensation consultant, annually reviews the compensation of the Company’s non-employee directors. Based on such review, the Compensation Committee recommends non-employee director compensation to the entire Board for its approval.

Cash Compensation

The non-employee directors were paid the following compensation in 2006 for service as members of the Board of Directors and as members of Board Committees.

o	Annual Board Membership fee of $50,000;

o	Annual Committee membership fee of $3,000 for each Board Committee ($8,000 for Committee Chairs); and

o	Attendance fee of $1,500 ($2,500 for Committee Chairs) for each Board and Committee meeting they attend.

The Lead Director was also paid an additional $25,000 in 2006.

Equity Compensation

Each outside non-employee director also received an annual grant of 7,000 stock options under the Pulte Homes, Inc. 2004 Stock Incentive Plan, which vested immediately upon the date of grant. The directors also received 3,600 unrestricted common shares pursuant to such plan.

Director Deferred Compensation

Non-employee directors are entitled to defer all or a portion of their cash compensation. Deferred payments are credited each year with interest at a rate equal to the five year U.S. treasury rate, plus two percent. Payments may be deferred for up to eight years, and directors may elect to receive their deferred compensation in a lump sum or in equal annual installments over a period not to exceed eight years.

Directors who also are our employees do not receive any of the compensation described above.

Lead Director

Our Corporate Governance Guidelines contemplate that the Board will designate one of the independent directors to serve as Lead Director. As noted above, David McCammon currently serves as Lead Director. The Lead Director works with the Chairman and the Chief Executive Officer to ensure that the Board discharges its responsibilities, has structures and procedures in place to enable it to function independently of management and clearly understands the respective roles and responsibilities of the Board and management. In addition to presiding at the executive sessions of the non-management and independent directors, the Lead Director, among other duties, also coordinates feedback to the Chairman and the Chief Executive Officer from the independent directors regarding business issues and management and provides input with respect to agendas for meetings of the Board.

CORPORATE GOVERNANCE

Governance Guidelines; Business Practices Policy; Code of Ethics

The Board of Directors has adopted Corporate Governance Guidelines, which reflect the principles by which Pulte operates. The guidelines address an array of governance issues and principles including: director independence, committee independence, management succession, annual Board evaluation, periodic director evaluation, director share ownership, director nominations, role of the Lead Director and executive sessions of the independent directors. Pulte’s Governance Guidelines are available for viewing on our website at www.pulte.com. The Board of Directors also has adopted a Business Practices Policy, which applies to all directors and employees and a Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Controller and other senior officers. The Company intends to include on its website any waivers of its Business Practices Policy that relate to executive officers and directors as well as any amendments to, or waivers from, a provision of its Code of Ethics that applies to the Company’s principal executive officer, principal financial officer or controller that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K.

Available information about Pulte

The following information is available on Pulte’s website at www.pulte.com and in print for any shareholder upon written request to our Secretary:

o	Previously filed SEC current reports, quarterly reports, annual reports, and reports under Section 16(a) of the Securities Exchange Act of 1934

o	Audit Committee Charter

o	Compensation Committee Charter

o	Nominating and Governance Committee Charter

o	Code of Ethics (for Covered Senior Officers)

o	Business Practices Policy

o	Corporate Governance Guidelines

o	By-laws

DIRECTOR NOMINATION RECOMMENDATIONS

The Nominating and Governance Committee does not have a single method for identifying director candidates but will consider candidates suggested by a wide range of sources, including candidates recommended by shareholders. The Committee reviews the qualifications of various persons to determine whether they might make good candidates for consideration for membership on the Board of Directors. The Committee will review all proposed nominees, including those proposed by shareholders, in accordance with its charter and Pulte’s Governance Guidelines. While the Committee has not established specific types of experience or skills for potential candidates, the Committee will review the person’s judgment, experience, qualifications, independence, understanding of Pulte’s business or other related industries and such other factors as the Committee determines are relevant in light of the needs of the Board of Directors and Pulte. The Board of Directors believes that diversity is also an important goal, and will consider it in reviewing proposed nominees. The Committee will select qualified candidates and review its recommendations with the Board of Directors, which will decide whether to invite the candidate to be a nominee for election to the Board of Directors.

You may recommend a person to be nominated for director by writing to our Secretary by certified mail, return receipt requested, or by recognized overnight courier, to Steven M. Cook, Vice President, General Counsel and Secretary, Pulte Homes, Inc., 100 Bloomfield Hills Parkway, Suite 300, Bloomfield Hills, Michigan 48304.

Your recommendation must set forth:

o	the name, age, business address and residence address of the proposed nominee;

o	the principal occupation or employment of the proposed nominee;

o	any other information relating to the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended;

o	any other information you believe is relevant concerning the proposed nominee;

o	a written consent of the proposed nominee to being named as a nominee and to serve as a director if elected;

o	your name and record address;

o	the class or series and number of Pulte common shares which you own of record or beneficially;

o	a description of all arrangements or understandings between you and any other person (naming such person) pursuant to which the recommendation is being made by you; and

o	any other information relating to you that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended.

2006 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis addresses the following topics:

o	the process used to determine compensation for our named executive officers;

o	the objectives of our executive compensation program, including the executive behaviors and results that it is designed to reward and motivate;

o	the individual elements of our executive compensation program;

o	the rationale for using each element of executive pay; and

o	the method of determining the level of each individual element.

The Compensation Committee

Committee Members and Independence

The Compensation Committee is comprised of Messieurs Bernard W. Reznicek, D. Kent Anderson, Patrick O’Leary, John J. Shea and William B. Smith. Mr. Reznicek, who has served on the Board of Directors for approximately six years, is the Committee Chairman. Each member of the Compensation Committee qualifies as an independent director under NYSE listing standards and our Corporate Governance Guidelines.

Role of Committee

The Committee operates under a written charter adopted by the Board of Directors. A copy of the charter is available at www.pulte.com. In general, the scope of the Committee’s authority is determined by the Board of Directors, or established by formal incentive plan documents. The fundamental responsibilities of the Committee include the following, in regards to the Company’s senior executives:

o	to establish the Company’s executive compensation philosophy and oversee the development and implementation of its executive compensation programs;

o	to establish compensation-related performance objectives under the Senior Management Annual Incentive and Long-Term Incentive Plans for executives that support our strategic plan;

o	to establish individual performance goals and objectives for the Chief Executive Officer;

o	to evaluate the job performance of the Chief Executive Officer in light of those goals and objectives;

o	to annually review and approve compensation actions for the Company’s Chief Executive Officer and other named executive officers. The Committee seeks input from the independent members of Pulte’s Board of Directors in establishing compensation levels for the Company’s named executive officers (including the Chief Executive Officer);

o	to administer Pulte’s equity compensation and shareholder-approved incentive compensation plans; and

o	to recommend to the Board the compensation arrangements for non-employee directors.

Information on the Compensation Committee’s processes and procedures for consideration of executive compensation are addressed in “Committees of the Board of Directors — Compensation Committee” above.

Role of Executive Officers

As noted above, the Committee is responsible for all compensation decisions for our senior executives (which include the named executive officers). The Committee is also responsible for approving equity grants to all recipients.

Mr. Ellinghausen, our Executive Vice President, Human Resources, works with Mr. Reznicek to establish meeting agendas and determine whether any members of Pulte’s management or outside advisors should attend meetings. The Chief Executive Officer annually reviews the performance of each member of senior management (other than the Chief Executive Officer and the Chairman of the Board, whose performance is reviewed by the Committee). Recommendations based on these reviews, including salary adjustments, annual bonuses and equity grants, are presented to the Committee. The Committee can exercise its discretion in modifying any recommended adjustments or awards to executives.

At various times during the year at the request of the Committee, Mr. Steven C. Petruska, our Executive Vice President and Chief Operating Officer and Mr. Roger A. Cregg, our Executive Vice President and Chief Financial Officer, may attend Committee meetings, or portions of Committee meetings, to provide the Committee with information regarding the Company’s strategic objectives, financial performance, or other topics requested by the Committee.

Executive Compensation Philosophy

Our overall compensation philosophy applicable to executive officers is to provide a compensation program that is intended to attract and retain qualified executives for Pulte and to provide them with incentive to achieve our strategic, operational and financial goals and increase shareholder value. Specifically, our compensation programs are intended to reward short and long-term financial success, as measured by earnings growth, economic profit growth and return on equity. We define economic profit as pre-tax income less a charge for capital. The Committee also intends to motivate the named executive officers to achieve other non-financial objectives, including quality, customer service, people development and building and maintaining a strong culture within the organization.

Key principles of our executive compensation philosophy include:

o	total compensation levels should generally be competitive with our direct competitors within the homebuilding industry, as well as companies of similar size and complexity in other industries. In general, Pulte’s competitors have historically provided significantly more annual cash compensation to their executives than Pulte provides to its executives;

o	our compensation programs should align the short and long-term interests of our executives with those of our shareholders;

o	a significant portion of total compensation should be delivered through performance-based, variable pay; and

o	our compensation programs should encourage our executives to own significant levels of Pulte shares.

Our philosophy attempts to balance cash compensation versus equity compensation in order to ensure that each executive has a significant personal financial stake in Pulte’s share price performance. We also attempt to balance short-term compensation versus long-term compensation to ensure that our senior executives are properly focused on both the achievement of short-term operational and financial goals, as well as longer-term strategic objectives. In general, we seek to provide more than 50% of total compensation to named executive officers in the form of equity (stock options and restricted shares).

Market Comparisons

The Compensation Committee does not believe that it is appropriate to establish compensation levels based only on market practices. The Committee believes that compensation decisions are complex and require a deliberate review of Company performance and industry compensation levels. While the Committee factors peer compensation levels and practices into our compensation decisions, it does not target compensation at any particular point within a range established by a comparison of the financial performance or compensation levels of our peer companies. The Committee believes, however, that information regarding pay practices at other companies is useful in two respects. First, it recognizes that Pulte’s compensation practices must be generally competitive in the homebuilding marketplace for executive talent. Second, this marketplace information is one of the many factors that the Committee considers in assessing the reasonableness of compensation.

The Committee compares each element of total compensation against a peer group of publicly-traded homebuilding companies (collectively, the “Compensation Peer Group”). The Compensation Peer Group, which is periodically reviewed and updated by the Committee, consists of companies against which the Committee believes we compete for talent. The companies currently comprising the Compensation Peer Group are:

Beazer Homes USA, Inc.	MDC Holdings, Inc.
Centex Corporation	Meritage Homes Corporation
D.R. Horton, Inc.	NVR Inc.
Hovnanian Enterprises, Inc.	Ryland Group, Incorporated
KB Home	Standard Pacific Corporation
Lennar Corporation	Toll Brothers, Inc.
MI Homes, Inc.

For comparison purposes, our market capitalization and annual revenues are at the high end of the Compensation Peer Group. The Committee considers this factor, as well as other factors such as management ownership, founder status of named executive officers, and financial performance in evaluating market data.

Executive Compensation Program Elements

Base Salary

The Compensation Committee determines the appropriateness of executives’ salaries by considering the responsibilities of their positions, their individual performance and tenure, internal equity and by comparison to the salary levels of executives in similarly-situated companies. Salary increases are considered annually and are based upon both individual and Company performance in the prior year.

Senior Management Annual Incentive Plan

Annual incentive arrangements for our named executive officers are intended to make a substantial portion of each executive officer’s compensation dependent on Pulte’s overall performance, linking executive compensation to shareholder value creation.

Our named executive officers are provided with an annual incentive opportunity through the Company’s Senior Management Annual Incentive Plan (the “Plan”), approved by our shareholders in 2003. The Plan provides participants with an annual maximum incentive opportunity established as a percentage of our pre-tax income, including any gains or losses from discontinued operations and excluding the cumulative effect of accounting changes and any extraordinary gains or losses. The Committee may use negative discretion to reduce the actual amount paid to each participant. In making such determination, the Committee generally considers the following:

o	our financial and operational performance, including closings, revenue and earnings per share growth, return on equity, return on invested capital and economic profit (on an absolute basis, year to year and compared to competitor performance);

o	our financial performance versus pre-established performance goals;

o	market data from our Compensation Peer Group; and

o	the historical pay levels of our executive officers, as well as compensation trends within the homebuilding industry.

Each participant’s maximum award opportunity is established by the Committee within 90 days of the beginning of the fiscal year. The table below summarizes the incentive opportunities that were established for 2006:

Maximum Award Opportunity
% of 2006
Pre-Tax
Participant	Income

Richard J. Dugas, Jr.	1.00%
William J. Pulte	1.00%
Steven C. Petruska	0.55%
Roger A. Cregg	0.45%
Peter J. Keane	0.30%

The Committee determines actual incentive awards by considering the factors noted above and the objective maximum incentive levels established at the beginning of the year. The table below summarizes the maximum potential incentive that could have been paid under the Plan, as well as the actual incentive that was paid to each executive officer. Maximum bonus opportunities were calculated on the basis of the Company’s Actual 2006 Pre-Tax Income of $1,082,728,000. The Committee, at its discretion, may elect to pay a portion of each incentive in cash and a portion in restricted shares. If a portion of the incentive is paid in restricted shares, the grant date is generally early in the year following the performance period after a review of our year-end financial information. Generally, the terms of such restricted shares provide that the restrictions lapse 100% three years from the date of grant. During the restriction period, holders receive dividends and may vote the shares. The table below uses a share value of $34.40, which was the price per share of our common shares on the date the grants reflected below were made.

	Maximum Annual
	Incentive Award
	Opportunity
	for 2006		Actual 2006 Incentive Award
	% of
	Pre-Tax		Cash	Restricted	Restricted	Total 2006
Executive	Income	$	Incentive	Shares	Share Value	Incentive
Richard J. Dugas, Jr.	1.00%	$10,827,280	$3,500,000	100,000	$3,440,000	$6,940,000
William J. Pulte	1.00%	$10,827,280	$3,500,000	100,000	$3,440,000	$6,940,000
Steven C. Petruska	0.55%	$5,955,004	$2,400,000	80,000	$2,752,000	$5,152,000
Roger A. Cregg	0.45%	$4,872,276	$1,500,000	65,000	$2,236,000	$3,736,000
Peter J. Keane	0.30%	$3,248,184	$1,448,437	32,500	$1,118,000	$2,566,437

Long-Term Incentive Plan

In order to provide management with incentive to achieve our long-term growth and profitability goals, the Compensation Committee and the Board approved a Long-Term Incentive Plan for key employees of Pulte and its subsidiaries. The Long-Term Incentive Plan was approved by our shareholders at our 2000 annual meeting of shareholders and the performance metrics were re-approved by shareholders at our 2005 annual meeting of shareholders. Under the Long-Term Incentive Plan, performance compensation is awarded to each participant based upon the level of achievement of pre-established objective performance goals. For the January 1, 2004 through December 31, 2006 performance period, award opportunities were based two-thirds upon the achievement of cumulative earnings per share objectives and one-third upon the achievement of average return on equity objectives. The Committee generally establishes target performance goals based upon the Company’s projected financial performance over the performance period. Target earnings per share performance was established at a level that assumed 21% compound growth per year over 2003 performance.

The following table summarizes the performance objectives that were established for the 2004 — 2006 performance period. The earnings per share goal objectives have been adjusted for stock splits:

2004 — 2006 Performance Objectives

	Threshold	Target	Maximum
Earnings Per Share	$9.82	$11.32	$12.13
Return on Equity	18.2%	20.2%	21.2%

Target award opportunities are established as a percentage of each participant’s base salary at the commencement of the performance cycle. The table below summarizes each participant’s award opportunity established at the beginning of the performance period. Peter J. Keane did not participate in the Long-Term Incentive Plan because he was promoted to his current position on January 9, 2006.

		Target Award
		Opportunity
	Base Salary at	as a % of
Executive	January 1, 2004	Base Salary	Threshold	Target	Maximum
Richard J. Dugas, Jr.	$750,000	200%	$750,000	$1,500,000	$3,000,000
William J. Pulte	$850,000	200%	$850,000	$1,700,000	$3,400,000
Steven C. Petruska	$600,000	100%	$300,000	$600,000	$1,200,000
Roger A. Cregg	$550,000	100%	$275,000	$550,000	$1,100,000

Cumulative earnings per share for 2004, 2005 and 2006 were $11.96 and average return on equity was 20.27% for the performance period, resulting in a payout of 155% of the target level. These payouts are reflected in the Summary Compensation Table.

Stock Options

We make annual grants of stock options to named executive officers as a means of creating a strong linkage between an executive’s long-term incentive compensation and shareholder value. We believe that stock options:

o	support a pay-for-performance culture, as compensation is only recognized by executives to the extent that value is created for shareholders;

o	balance the overall compensation program by providing an appropriate mix of equity and cash compensation;

o	properly focus executives on long-term value creation for shareholders; and

o	encourage executive retention.

The Company’s philosophy is to award stock options to our officers in amounts reflecting the participant’s position, contribution and ability to influence our overall performance. All stock options granted by the Company have a ten year term and vest over a four year period. If an executive’s employment is terminated for a reason other than death, disability or cause, outstanding options will continue to vest after such termination if at the time of termination, the sum of the executive’s age and the executive’s 12-month periods of full-time employment with the Company equals or exceeds 70 (the “Rule of 70”). In addition, if an executive’s employment is terminated for a reason other than death, disability or cause after a minimum of five years of employment, vested stock options will continue to be exercisable by such executive until the expiration of the stock option according to the terms of its grant (the “Rule of 5”). Certain executives, including the named executive officers, are required to sign a non-competition, non-solicitation and confidentiality agreement to obtain the benefits of the Rule of 70 and the Rule of 5. The exercise price of stock options is fixed as of the date of grant, based upon the average of the high and low price of Pulte’s common shares traded on the NYSE on the date of grant. This approach is required by the equity incentive plan documents governing such awards. Stock options are generally granted on the date of the Company’s annual December Board meeting. The Company may also grant stock options to a newly-hired executive at the Compensation Committee meeting following the executive’s hire date.

Benefits

Executive officers participate in employee benefit plans generally available to all employees on the same terms as similarly-situated employees, including a 401(k) plan that provides for a Company match on contributions. We do not have a defined benefit pension plan or any supplemental executive retirement arrangements. In addition, certain executive officers participate in an Annual Physical Reimbursement Plan and a Financial Counseling Reimbursement Plan. The named executive officers, as well as other executives within Pulte, may also participate in the Company’s Non Qualified Deferred Compensation Program, under which they may elect to defer the receipt of 10 — 90% of their annual and/or long-term incentive cash awards. This plan is discussed further under the section 2006 Non-Qualified Deferred Compensation Table.

Compensation Mix

As noted in the compensation philosophy section of this Compensation Discussion and Analysis, the Compensation Committee places significant emphasis on variable, performance-based compensation. The table below summarizes the breakdown between fixed compensation (base salary) and performance-based compensation (annual incentive, long-term incentive and stock option grants) in 2006 for each of the named executive officers.

2006 Total Compensation Percentage

		Annual Incentive
	Base	Cash	Restricted	Long-Term	Stock
	Salary	Incentive	Shares	Incentive	Options
Richard J. Dugas, Jr.	6%	22%	23%	15%	34%
William J. Pulte	9%	32%	34%	25%	0%
Steven C. Petruska	7%	21%	18%	8%	46%
Roger A. Cregg	9%	20%	28%	12%	31%
Peter J. Keane	17%	40%	26%	0%	17%

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for compensation over $1 million paid to a corporation’s chief executive officer and four other most highly compensated executive officers, and provides that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met.

We believe that stock options currently outstanding or subsequently granted under our existing stock option plans comply with the performance based compensation exemption from the deduction limit of Section 162(m). We intend to structure future stock option grants in a manner that complies with this exemption. We believe that payments made under the Long-Term Incentive Plan and the Senior Management Annual Incentive Plan also comply with the exemption.

Because the Compensation Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet Section 162(m) standards when necessary to enable Pulte to continue to attract, retain and motivate highly-qualified executives, it reserves the authority to approve non-deductible compensation in appropriate circumstances. Also, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations and guidance issued thereunder, no assurance can be given, notwithstanding our efforts, that compensation intended by us to satisfy the requirements for deductibility under Section 162(m) does, in fact, do so.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this Proxy Statement.

Bernard W. Reznicek, Chair
D. Kent Anderson
Patrick O’Leary
John J. Shea
William B. Smith

2006 Summary Compensation Table

The following table sets forth information concerning the compensation of our Chief Executive Officer, our Chief Financial Officer and our other three most highly compensated executive officers who served in such capacities during the fiscal year that ended December 31, 2006 (the “named executive officers”):

						Change in Pension
					Non-Equity	Value & Non
			Stock		Incentive Plan	Qualified Deferred	All Other
Name and Principal			Awards	Option	Compensation	Compensation	Compensation	Total
Position	Year	Salary ($)	($)(1)	Awards ($)(2)	($)(3)	Earnings ($)(4)	($)(5)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
William J. Pulte Chairman	2006	$950,000	$3,615,781	$0	$6,139,647	$0	$62,361	$10,767,789
Richard J. Dugas, Jr. President & CEO	2006	$950,000	$3,570,080	$5,253,902	$5,829,100	$169	$91,122	$15,694,373
Roger A. Cregg EVP & CFO	2006	$650,010	$2,035,946	$2,232,103	$2,354,003	$1,428	$41,455	$7,314,944
Steven C. Petruska EVP & COO	2006	$750,010	$2,122,137	$5,269,363	$3,331,640	$39	$41,122	$11,514,312
Peter J. Keane SVP Operations	2006	$600,010	$931,082	$598,002	$1,448,437	$0	$24,409	$3,601,940

(1)	Amounts reflect the dollar amount, recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with FAS 123(R), of awards pursuant to the Company’s Stock Incentive Plans, except that, in accordance with the rules of the SEC, any estimate for forfeitures is excluded from, and does not reduce, such amounts. As a result, this column includes amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 8 to the Company’s audited financial statements included in our Annual report on Form 10-K for the year ended December 31, 2006.

(2)	Amounts reflect the dollar amount, recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with FAS 123(R), of awards pursuant to the Company’s Stock Incentive Plans, except that, in accordance with the rules of the SEC, any estimate for forfeitures is excluded from, and does not reduce, such amounts. As a result, this column includes amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 8 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006. Mr. Petruska’s option award value reflects the effect of Pulte’s “Rule of 70” (see Compensation Discussion and Analysis) on his 2006 outstanding stock options.

(3)	This column represents the following amounts earned under the Senior Management Annual Incentive (“AIP”) and Long-Term Incentive (“LTIP”) Plans: Mr. Pulte, $3,500,000 (AIP) and $2,639,647 (LTIP); Mr. Dugas, $3,500,000 (AIP) and $2,329,100 (LTIP); Mr. Cregg, $1,500,000 (AIP) and $854,003 (LTIP); Mr. Petruska, $2,400,000 (AIP) and $931,640 (LTIP); Mr. Keane, $1,448,437 (AIP).

(4)	Pulte’s interest rate on non-qualified deferred compensation was 6.35% for 2006 which exceeds 120% of the Applicable Federal Long-Term Rate (AFR), or 5.89%. The amounts included in this column reflect the portion of 2006 earnings under the Non-Qualified Deferral Plan that is in excess of what participants would have received had the AFR of 5.89% been used to calculate earnings under such plan.

(5)	The following table contains a breakdown of the compensation and benefits included in “All Other Compensation”.

					Life
	401 k			Dividends	Insurance-		Tax	TOTAL
	Company	Spousal	Financial	Paid on Restricted	Company Paid	Gift	Gross-	All
Name	Match	Travel	Planning	Shares	Premium	Card	up(A)	Other Compensation

William J. Pulte	$8,800	$1,921	$0	$49,600	$741	$0	$1,299	$62,361
Richard J. Dugas, Jr.	$8,800	$2,495	$16,582	$49,600	$741	$0	$12,904	$91,122
Roger A. Cregg	$8,800	$2,116	$0	$28,600	$508	$0	$1,431	$41,455
Steven C. Petruska	$8,800	$2,204	$0	$28,000	$585	$25	$1,508	$41,122
Peter J. Keane	$8,800	$1,562	$0	$12,480	$468	$25	$1,074	$24,409

(A) Reflects tax gross-up on spousal travel, financial planning and gift card.

2006 Grants of Plan-Based Awards Table

The following table sets forth information concerning award opportunities under our Long-Term Incentive Plan (“LTIP”) and grants under the 2004 Stock Incentive Plan to the named executive officers during the fiscal year ended December 31, 2006, as well as estimated possible payouts under the Company’s Senior Management Annual Incentive Plan (“AIP”).

All Other
Option
Awards:
		Estimated Possible Payouts			Number of
		Under Non-Equity Incentive Plan Awards			Securities	Exercise or Base
					Underlying	Price of Option	Grant Date Fair
	Grant	Threshold	Target	Maximum	Options	Awards ($/Sh)	Value of Stock and
Name	Date	($)	($)	($)	(#)(2)	(3)	Option Awards ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
William J. Pulte		$950,000(1)	$1,900,000(1)	$3,800,000(1)
William J. Pulte			$10,827,280(4)
Richard J. Dugas, Jr.		$950,000(1)	$1,900,000(1)	$3,800,000(1)
Richard J. Dugas, Jr.	12/7/2006				400,000	$34.235	$5,563,640
Richard J. Dugas, Jr.			$10,827,280(4)
Roger A. Cregg		$325,000(1)	$650,000(1)	$1,300,000(1)
Roger A. Cregg	12/7/2006				160,000	$34.235	$2,225,456
Roger A. Cregg			$4,872,276(4)
Steven C. Petruska		$375,000(1)	$750,000(1)	$1,500,000(1)
Steven C. Petruska	12/7/2006				200,000	$34.235	$2,781,820
Steven C. Petruska			$5,955,004(4)
Peter J. Keane		$240,000(1)	$480,000(1)	$960,000(1)
Peter J. Keane	12/7/2006				70,000	$34.235	$973,637
Peter J. Keane			$3,248,184(4)

(1)	Consists of award opportunities under the LTIP. Awards under the LTIP are determined based on Pulte’s cumulative earnings per share and average return on equity for the performance period January 1, 2006 — December 31, 2008.

(2)	Consists of award under the 2004 Stock Incentive Plan. Stock options vest as follows over four years: 50% will become exercisable on the second anniversary of the grant date; an additional 25% will become exercisable on the third anniversary of the grant date and the final 25% will become exercisable on the fourth anniversary of the grant date.

(3)	The stock option grant price of $34.235 is based upon the average of the high and low stock prices on the date of grant as required by the 2004 Stock Incentive Plan, which was greater than the closing stock price of $33.98 on the date of grant.

(4)	Consists of the maximum award opportunity that could have been paid under the AIP as determined by the Compensation Committee and calculated on the basis of the Company’s Actual 2006 Pre-Tax Income of $1,082,728,000. For the actual amounts paid under the AIP, see the Summary Compensation Table and the Compensation Discussion and Analysis.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

The Compensation Committee believes that employment at all levels of the Company should be based on sustained good performance rather than contractual terms. As a result, none of the named executive officers have employment agreements with the Company. Please see the

Compensation Discussion and Analysis section of this Proxy Statement for a detailed description of the 2006 equity and bonus awards and the amount of salary and bonus in proportion to total compensation with respect to each named executive officer.

2006 Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information regarding outstanding option awards and unvested stock awards held by each of the named executive officers at December 31, 2006.

	Option Awards				Stock Awards
	Number of	Number of			Number of	Market Value
	Securities	Securities			Shares or	of Shares or
	Underlying	Underlying	Option	Option	Units of Stock	Units of Stock
	Unexercised Options	Unexercised Options	Exercise	Expiration	That Have Not	That Have Not
Name	(#) Exercisable	(#) Unexercisable	Price ($)	Date	Vested (#)	Vested ($)(10)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
William J. Pulte	0	0			240,000(5)	$7,948,800
Richard J. Dugas, Jr.	0	400,000(1)	$34.235	12/7/2016	240,000(6)	$7,948,800
Richard J. Dugas, Jr.	0	400,000(2)	$40.405	12/8/2015
Richard J. Dugas, Jr.	200,000	200,000(3)	$28.363	12/9/2014
Richard J. Dugas, Jr.	300,000	100,000(4)	$21.635	12/11/2013
Richard J. Dugas, Jr.	360,000	0	$11.403	12/12/2012
Richard J. Dugas, Jr.	40,000	0	$10.913	12/13/2011
Richard J. Dugas, Jr.	40,000	0	$10.461	12/14/2010
Roger A. Cregg	0	160,000(1)	$34.235	12/7/2016	135,000(7)	$4,471,200
Roger A. Cregg	0	160,000(2)	$40.405	12/8/2015
Roger A. Cregg	90,000	90,000(3)	$28.363	12/9/2014
Roger A. Cregg	120,000	40,000(4)	$21.635	12/11/2013
Roger A. Cregg	300,000	0	$11.403	12/12/2012
Roger A. Cregg	82,592	0	$12.944	2/28/2012
Roger A. Cregg	240,000	0	$10.913	12/13/2011
Roger A. Cregg	240,000	0	$9.278	9/6/2011
Roger A. Cregg	71,576	0	$8.569	2/28/2011
Roger A. Cregg	240,000	0	$10.461	12/14/2010
Roger A. Cregg	21,548	0	$4.055	2/28/2010
Roger A. Cregg	48,000	0	$4.375	2/8/2010
Roger A. Cregg	140,000	0	$5.313	11/22/2009
Roger A. Cregg	100,000	0	$7.180	1/4/2009
Roger A. Cregg	100,000	0	$11.655	1/20/2008
Roger A. Cregg	82,400	0	$5.449	1/20/2008
Steven C. Petruska	0	200,000(1)	$34.235	12/7/2016	177,500(8)	$5,878,800
Steven C. Petruska	0	200,000(2)	$40.405	12/8/2015
Steven C. Petruska	100,000	100,000(3)	$28.363	12/9/2014
Steven C. Petruska	135,000	45,000(4)	$21.635	12/11/2013
Steven C. Petruska	40,000	0	$11.403	12/12/2012
Steven C. Petruska	40,000	0	$10.913	12/13/2011
Steven C. Petruska	30,000	0	$10.461	12/14/2010
Steven C. Petruska	3,000	0	$5.313	11/22/2009

	Option Awards				Stock Awards
	Number of	Number of			Number of	Market Value
	Securities	Securities			Shares or	of Shares or
	Underlying	Underlying	Option	Option	Units of Stock	Units of Stock
	Unexercised Options	Unexercised Options	Exercise	Expiration	That Have Not	That Have Not
Name	(#) Exercisable	(#) Unexercisable	Price ($)	Date	Vested (#)	Vested ($)(10)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Peter J. Keane	0	70,000(1)	$34.235	12/7/2016	78,000(9)	$2,583,360
Peter J. Keane	0	65,000(2)	$40.405	12/8/2015
Peter J. Keane	8,000	8,000(3)	$28.363	12/9/2014
Peter J. Keane	30,000	10,000(4)	$21.635	12/11/2013
Peter J. Keane	6,000	0	$11.403	12/12/2012
Peter J. Keane	2,000	0	$10.913	12/13/2011

(1)	These options were awarded on December 7, 2006 and vest over four years as follows: 50% vest on the second anniversary of the grant date; 25% vest on the third anniversary of the grant date and 25% vest on the fourth anniversary of the grant date.

(2)	These options were awarded on December 8, 2005 and vest over four years as follows: 50% vest on the second anniversary of the grant date; 25% vest on the third anniversary of the grant date and 25% vest on the fourth anniversary of the grant date.

(3)	These options were awarded on December 9, 2004 and vest over four years as follows: 50% vest on the second anniversary of the grant date; 25% vest on the third anniversary of the grant date and 25% vest on the fourth anniversary of the grant date.

(4)	These options were awarded on December 11, 2003 and vest over four years as follows: 50% vest on the second anniversary of the grant date; 25% vest on the third anniversary of the grant date and 25% vest on the fourth anniversary of the grant date.

(5)	This amount includes 120,000 restricted shares that are scheduled to vest on February 7, 2008 and 120,000 restricted shares that are scheduled to vest on February 1, 2009.

(6)	This amount includes 120,000 restricted shares that are scheduled to vest on February 2, 2008 and 120,000 restricted shares that are scheduled to vest on February 1, 2009.

(7)	This amount includes 70,000 restricted shares that are scheduled to vest on February 2, 2008 and 65,000 restricted shares that are scheduled to vest on February 1, 2009.

(8)	This amount includes 17,500 restricted shares that are scheduled to vest on December 11, 2007, 80,000 restricted shares that are scheduled to vest on February 2, 2008 and 80,000 restricted shares that are scheduled to vest on February 1, 2009.

(9)	This amount includes 8,000 restricted shares that are scheduled to vest on December 9, 2007, 10,000 restricted shares that are scheduled to vest on September 15, 2008, 30,000 restricted shares that are scheduled to vest on December 8, 2008, 10,000 restricted shares that are scheduled to vest on September 15, 2009 and 20,000 restricted shares that are scheduled to vest on September 15, 2010.

(10)	Reflects the value using the closing share price at the 2006 fiscal year end of $33.12.

2006 Option Exercises and Stock Vested Table

The following table provides information regarding the exercise of stock options and the vesting of stock awards for each of the named executive officers at December 31, 2006.

	Option Awards		Stock Awards
	Number		Number
	of Shares	Value	of Shares	Value
	Acquired on	Realized on	Acquired	Realized on
	Exercise	Exercise	on Vesting	Vesting
Name	(#)	($)	(#)	($)(1)
(a)	(b)	(c)	(d)	(e)
William J. Pulte	—	—	100,000	$3,348,000
Richard J. Dugas, Jr.	—	—	100,000	$3,348,000
Roger A. Cregg	—	—	60,000	$2,008,800
Steven C. Petruska	—	—	17,500	$585,900
Peter J. Keane	—	—	—	—

(1)	Value realized reflects number of shares that vested multiplied by the closing price of $33.48 per share on December 11, 2006.

2006 Non-Qualified Deferred Compensation Table

Pursuant to the Company’s Non-Qualified Deferral Program, certain executives, including each of our named executive officers, may defer awards earned under the Senior Management Annual Incentive Plan and Long-Term Incentive Plan. Deferral elections are made by executives prior to the beginning of the performance period in which awards are earned. Executives may elect to defer from 5% to a maximum of 90% of their incentive pay, with a minimum deferral amount of $10,000. The executive selects a deferral period that may range from two to twenty years. Payout period elections are restricted to either a lump-sum or annual installments over a period of up to ten years. In the event of death, permanent disability or termination from employment, any remaining deferral period is overridden with the payouts to occur as either a lump-sum or in two or three annual installments. Unfunded deferral accounts are credited with interest on a monthly basis. The annual interest rate is determined each January 1 for a period of one calendar year and is equal to the applicable yield on the five-year U.S. Treasury Note as of the first business day of January, plus 2 percent. The interest crediting rate for 2006 was 6.35%.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
Name	in Last FY ($)	in Last FY ($)	Last FY ($)(1)	Distributions ($)	Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
William J. Pulte	$0	$0	$0	$0	$0
Richard J. Dugas, Jr.	$0	$0	$36,747	$0	$615,485
Roger A. Cregg	$0	$0	$310,381	$367,766	$5,165,571
Steven C. Petruska	$0	$0	$8,487	$6,207	$141,594
Peter J. Keane	$0	$0	$0	$0	$0

(1)	The following amounts in this column were included in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column in the Summary Compensation Table: Mr. Dugas, $169; Mr. Cregg, $1,428; and Mr. Petruska, $39.

Potential Payments Upon Termination or Change in Control

We have no individual employment contracts or change in control agreements with any of our named executive officers. Any severance that may be payable to a named executive officer in the event of involuntary termination would be determined by the Compensation Committee at the time of termination and is therefore undeterminable at this time.

Pulte’s Long-Term Incentive Plan provides for accelerated vesting and a lump-sum payout at the maximum award level in the event of a change in control. Subject to the Rule of 70 discussed in the following paragraph, in the event of termination for any other reason (voluntary or involuntary), the right to receive any unvested award is subject to forfeiture.

Our equity incentive plans provide for accelerated vesting of all outstanding stock options and restricted shares in the event of a change in control or an executive’s death or disability. With respect to restricted shares only, the plans also provide for accelerated vesting in the event that an executive retires from the Company with the Company’s consent and the executive executes a non-competition, non-solicitation and confidentiality agreement, if requested by the Company. Additionally, if an executive’s employment is terminated for a reason other than death, disability or cause, outstanding options granted under the plans will continue to vest after such termination if, at the time of termination, the sum of the executive’s age and the executive’s 12-month periods of full-time employment with the Company equals or exceeds 70 (the “Rule of 70”). Except as described above, termination of employment for any other reason generally results in the forfeiture of any outstanding unvested awards.

Agreements granting stock option awards define disability as a sickness or disability which renders an executive unable to perform his or her duties in the required and customary manner, as determined by the Company in its sole discretion, that has existed for more than three consecutive months and is expected to continue for no less than an additional three months. Cause is generally defined under the award agreements as a determination by the Company that the executive has (i) willfully and continuously failed to substantially perform the duties assigned to him or her, (ii) willfully engaged in conduct which is demonstrably injurious to the Company or its subsidiaries, or (iii) engaged in any act of dishonesty, the commission of a felony or a significant violation of any statutory or common law duty of loyalty to the Company or its subsidiaries.

In general, our equity incentive plans and Long-Term Incentive Plan define a change in control as follows:

o	the acquisition by any individual, entity or group of the beneficial ownership of 40% or more of the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors;

o	individuals who constitute the Board or future directors approved by the Board cease for any reason to constitute at least a majority of such Board;

o	subject to certain exceptions contained in the plans, the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company;

o	the consummation of a plan of complete liquidation or dissolution of the Company; or

o	under the Long-Term Incentive Plan, a change in control that would be required to be reported under Item 6(e) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934 regardless of whether the Company is subject to such reporting requirement.

The tables below reflect the amount of compensation to be paid to each of the named executive officers in the event of termination of such executive’s employment. The amounts shown assume that such termination was effective as of December 31, 2006, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

Termination in the Event of a Change in Control

	Acceleration of	Acceleration of	Acceleration of
	Long-Term	Outstanding	Outstanding
	Incentive	Stock	Restricted	Total
	Awards	Options	Shares	Amount
Richard J. Dugas, Jr.	$10,200,000	$2,100,000	$7,948,800	$20,248,800
William J. Pulte	$10,600,000	$0	$7,948,800	$18,548,800
Steven C. Petruska	$4,100,000	$992,575	$5,878,800	$10,971,375
Roger A. Cregg	$3,650,000	$887,575	$4,471,200	$9,008,775
Peter J. Keane	$960,000	$152,910	$2,583,360	$3,696,270

Termination in the Event of a Death or Disability

	Acceleration of	Acceleration of	Acceleration of
	Long-Term	Outstanding	Outstanding
	Incentive	Stock	Restricted	Total
	Awards	Options	Shares	Amount
Richard J. Dugas, Jr.	$0	$2,100,000	$7,948,800	$10,048,800
William J. Pulte	$0	$0	$7,948,800	$7,948,800
Steven C. Petruska	$0	$992,575	$5,878,800	$6,871,375
Roger A. Cregg	$0	$887,575	$4,471,200	$5,358,775
Peter J. Keane	$0	$152,910	$2,583,360	$2,736,270

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2006, with respect to our common shares that may be issued under our existing equity compensation plans:

Number of Common Shares
Remaining Available for
Future Issuance Under
	Number of Common			Equity Compensation Plans
	Shares to be Issued		Weighted-Average	(excluding Common
	Upon Exercise of		Exercise Price of	Shares Reflected in
	Outstanding Options		Outstanding Options	Column (a))
Plan Category	(a)		(b)	(c)

Equity compensation plans approved by shareholders	18,161,670	(1)	$21.09	8,640,686	(2)
Equity compensation plans not approved by shareholders	—		—	—

Total	18,161,670	(1)	$21.09	8,640,686	(2)

Notes:

(1)	Does not include options to purchase 75,016 Pulte common shares having a weighted average exercise price of $6.45, which were granted in substitution for options to purchase shares of Del Webb Corporation in connection with Pulte’s 2001 acquisition of Del Webb.

(2)	Of this number, up to 3,888,988 shares remain available for “full value awards,” including restricted shares, restricted stock units and performance shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We or one of our subsidiaries may occasionally enter into transactions with a “related party.” Related parties include our executive officers, directors, nominees for director, 5% or more beneficial owners of our common shares and immediate family members of these persons. We refer to transactions involving amounts in excess of $100,000 and in which the related party has a direct or indirect material interest as an “interested transaction.” Each interested transaction must be approved or ratified in accordance with our written Related Party Transaction Policies and Procedures by the Nominating and Governance Committee of the Board. The Nominating and Governance Committee will consider, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances as well as the extent of the related party’s interest in the transaction.

One of our directors, Alan E. Schwartz, is a partner with Honigman Miller Schwartz and Cohn LLP, which provides legal services to Pulte and its subsidiaries. During 2006, we paid Honigman Miller Schwartz and Cohn LLP approximately $834,023 in fees and expenses.

Under our Related Party Transaction Policies and Procedures, the Nominating and Governance Committee has reviewed the following interested transactions and has determined that such transactions are pre-approved or ratified, as applicable, by the Nominating and Governance Committee, even if such transactions involve amounts in excess of $100,000:

o	employment by the Company of an executive officer of the Company if: (i) the related compensation is required to be reported in our proxy statement or (ii) the compensation would have been reported in our proxy statement if the executive officer was a named executive officer and the executive officer is not an immediate family member of another executive officer or director of the Company;

o	compensation paid to a director if the compensation is required to be reported in our proxy statement;

o	any transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000, or 2 percent of that company’s total annual revenues;

o	any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1,000,000, or 2 percent of the charitable organization’s total annual receipts;

o	any transaction where the related party’s interest arises solely from the ownership of the Company’s common shares and all holders of the Company’s common shares received the same benefit on a pro rata basis; and

o	any transaction involving a related party where the rates or charges involved are determined by competitive bids.

Our Related Party Transaction Policies and Procedures were adopted on February 1, 2007. Accordingly, none of the transactions described in this section have been approved by the Nominating and Governance Committee pursuant to our Related Party Transaction Policies and Procedures. Such transactions were approved, however, pursuant to procedures similar to those included in the Company’s policy.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of five directors, all of whom meet the independence standards contained in the NYSE rules, and operates under a written charter adopted by the Board of Directors. The Audit Committee selects, subject to shareholder ratification, the Company’s independent public accountants.

Pulte management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent public accountants, Ernst & Young LLP, are responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, as well as an independent audit of the Company’s internal control over financial reporting and issuing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee monitors the Company’s financial reporting process and reports to the Board of Directors on its findings.

During the last year, the Audit Committee met and held discussions with management and Ernst & Young LLP. The Audit Committee reviewed and discussed with Pulte management and Ernst & Young LLP the audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards Nos. 61 and 90 (Communications with Audit Committees) as well as by SEC regulations.

The Audit Committee has received from Ernst & Young LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with Ernst & Young LLP such firm’s independence.

The Audit Committee also considered whether the provision of other non-audit services by Ernst & Young LLP to the Company is compatible with maintaining the independence of Ernst & Young LLP, and the Audit Committee concluded that the independence of Ernst & Young LLP is not compromised by the provision of such services.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Members of the Audit Committee

David N. McCammon, Chair
Brian P. Anderson
Debra J. Kelly-Ennis
Patrick J. O’Leary
Bernard W. Reznicek

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2006 and 2005, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2006	2005

Audit(1)	$2,851,234	$2,835,276
Audit-Related(2)	27,500	47,993
Tax(3)	317,597	329,633
All Other(4)	—	—

	$3,196,331	$3,212,902

Notes:

(1)	Audit services consisted principally of the audit of the consolidated financial statements included in the Company’s Annual Report on Form 10-K, the audit of the effectiveness of the Company’s internal controls over financial reporting, reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, various statutory audit reports, and providing comfort letters in connection with debt financings.

(2)	Audit-related services consisted principally of audits of employee benefit plans.

(3)	Tax services consisted principally of assistance with tax compliance, the preparation of tax returns and tax consultation, planning and implementation services.

(4)	The Company did not engage Ernst & Young LLP to perform any other services during the years ended December 31, 2006 and 2005.

Audit Committee Preapproval Policies

The Audit Committee has adopted strict guidelines and procedures on the use of Ernst & Young LLP to provide any services, including a requirement that the Audit Committee approve in advance any services to be provided by Ernst & Young LLP. The Audit Committee approves the annual audit services and fees at its meeting in July when it reviews the Ernst & Young LLP audit plan for the current year. In 2006 and 2005, the Audit Committee preapproved the use of Ernst & Young LLP for certain routine accounting and tax consultation matters, provided that the fees for any individual consultation are not expected to exceed $25,000. Prior to the commencement of any other audit-related, tax or other service, the Audit Committee will review each individual arrangement, including the nature of the services to be provided and the estimate of the fees to be incurred, prior to engaging Ernst & Young LLP to perform the service. All engagements are approved at regularly scheduled meetings of the Audit Committee.

ADDITIONAL PROPOSALS REQUIRING YOUR VOTE

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as Pulte’s independent registered public accounting firm for 2007, and the Board of Directors and the Audit Committee recommend that the shareholders ratify this appointment.

Although there is no requirement that Ernst & Young LLP’s appointment be terminated if the ratification fails, the Audit Committee will consider the appointment of other independent registered public accounting firms if the shareholders choose not to ratify the appointment of Ernst & Young LLP. The Audit Committee may terminate the appointment of Ernst & Young LLP as our independent registered public accounting firm without the approval of the shareholders whenever the Audit Committee deems such termination appropriate.

Amounts paid by us to Ernst & Young LLP for audit and non-audit services rendered in 2006 and 2005 are disclosed on page 36.

Ernst & Young LLP served as our independent registered public accounting firm during 2006 and has served as our independent public accountants for many years. Representatives of Ernst & Young LLP are expected to attend the annual meeting and will be available to respond to appropriate questions, and to make a statement if they wish to do so.

The Board of Directors and the Audit Committee recommend that shareholders vote “FOR” ratification of the appointment of Ernst & Young LLP as Pulte’s independent registered public accounting firm for 2007.

PROPOSAL THREE

The Sheet Metal Workers’ National Pension Fund, Edward F. Carlough Plaza, 601 N. Fairfax Street, Suite 500, Alexandria, VA 22314, which has represented to us that it owns approximately 6,650 shares of our common stock, has submitted the following proposal.

DIRECTOR ELECTION MAJORITY VOTE STANDARD PROPOSAL

Resolved: That the shareholders of Pulte Homes, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement: Our Company is incorporated in Michigan. Among other issues, Michigan corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Michigan law provides that except as otherwise provided by the articles of incorporation, directors shall be elected by a plurality of the votes cast at an election. (Michigan Business Corporations Act, Section 450.1441 Voting by shareholders.) Our Company presently uses the plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, an increasing number of companies, including Intel, Dell, Motorola, Texas Instruments, Safeway, Home Depot, Gannet and Supervalu, have adopted a majority vote standard in company by-laws. Additionally, these companies have adopted by-laws or policies to address post-election issues related to the status of director nominees that fail to win election. Our Company has not established a majority vote standard in its articles of incorporation, opting only to establish a post- election director resignation governance policy. The Company’s director resignation policy simply addresses post-election issues, establishing a requirement for directors to tender their resignations for board consideration should they receive more “withhold” votes than “for” votes. We believe that these director resignation policies, coupled with the continued use of a plurality vote standard, are a wholly inadequate response to the call for the adoption of a majority vote standard.

We believe the establishment of a meaningful majority vote policy requires the adoption of a majority vote standard in the Company’s governance documents, not the retention of a plurality vote standard. A majority vote standard combined with the Company’s current post-election director resignation policy would provide the board a framework to address the status of a director nominee who fails to be elected. The combination of a majority vote standard with a post-election policy establishes a meaningful right for shareholders to elect directors, while reserving for the board an important post-election role in determining the continued status of an unelected director.

We urge the board to adopt a majority vote standard.

The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

The Board of Directors opposes the shareholder proposal because the Company has already adequately addressed the concerns it raises. Last year, the Company adopted an amendment to its Corporate Governance Guidelines that provides the protections that could be achieved by the proposal’s implementation without the undue limitations on the Board’s judgment that would be attendant to such implementation.

As described in greater detail under the caption “ELECTION OF DIRECTORS”, the Company’s Corporate Governance Guidelines require a nominee who fails to garner a majority affirmative vote in an unopposed election to tender his or her resignation to the Board. Both the Nominating and Governance Committee and the Board are then in turn obligated to focus their attention on and thoroughly assess any possible causes for concern related to the majority withhold vote for such nominee. Following such assessment, the Nominating and Governance Committee, which is comprised exclusively of independent directors, must recommend to the Board whether to accept or reject the resignation, and the Board must take the action it deems appropriate with respect to the resignation.

The procedures required under the Company’s Corporate Governance Guidelines provide the benefit of ensuring that no director who has received a majority withhold vote will serve on the Board of Directors without a high degree of further scrutiny. Simultaneously, it preserves the Board’s ability to take into account in its decision regarding the resignation all facts and circumstances surrounding the majority withhold vote, including the underlying reasons, the length of service and qualifications of the director, the director’s contributions to the Company, compliance with listing standards, and the Company’s Corporate Governance Guidelines. The Board of Directors believes that the Corporate Governance Guidelines strike an appropriate balance that is sensitive to investors’ views on the standard required for election of directors and effectively satisfies the goals of the shareholder proposal while preserving the flexibility of the Board to exercise its independent judgment on a case-by-case basis in the best interest of all shareholders.

The shareholders of the largest public corporations in America elect their Boards of Directors by plurality vote. This methodology is known to and understood by shareholders, and used by corporations that have been identified as leaders in corporate governance reforms. Furthermore, various public companies on the vanguard of corporate governance reform have adopted a “modified plurality standard” similar to that embodied by the Corporate Governance Guidelines of the Company. Published reports on corporate governance practices indicate that a significant number of public companies have incorporated director resignation policies — like that set forth in Pulte’s Corporate Governance Guidelines — into their director governance guidelines or by-laws, while maintaining the plurality standard as we propose. The shareholder proposal argues that a strict majority vote standard is a superior solution to a plurality standard but fails to account for the issues that may arise as a result of the lost flexibility that would result if this proposal were implemented.

Although the proposal, on its face, is deceptively simple, the majority vote standard raises complicated issues in its implementation. For example, if a director nominee were to receive a plurality, but not a majority, of the votes cast, the Board of Directors would be required to decide whether to appoint a successor, which would be less democratic as a governance matter, expend the funds to hold a special meeting to elect a successor or, if the nominee were an existing director, permit the director to remain in office until the next annual meeting of shareholders.

The Board of Directors believes that instituting the drastic change called for by the proposal is particularly ill-advised in light of not only the Company’s Corporate Governance Guidelines but also the Company’s recent election results. In each of the last six years, every director nominee has received the affirmative vote of more than 90% of the shares entitled to vote and present in person or by proxy at the annual meeting of the shareholders. As a result, changing the Company’s plurality voting requirement to the voting requirement that has been proposed would have had no effect on the outcome of our election process during the past six years. Moreover, the Company’s Board of Directors has historically been comprised of highly qualified directors from diverse backgrounds, substantially all of whom have been “independent” within the meaning of standards recently adopted by the NYSE. Each of these directors was elected by plurality vote. Since the Company’s shareholders have a history of electing highly qualified, independent directors under a traditional plurality system, a change to a strict majority voting requirement is not necessary to improve our corporate governance processes.

The Board of Directors recommends a vote “AGAINST” this proposal.

PROPOSAL FOUR

The Trowel Trades S&P 500 Index Fund, P.O. Box 75000, Detroit, Michigan 48275-3431, which has represented to us that it owns 6,409 shares of our common stock, has submitted the following proposal.

DECLASSIFICATION OF BOARD OF DIRECTORS PROPOSAL

RESOLVED, That the shareholders of Pulte Homes, Inc. (“the Company”) urge that the Board of Directors take the necessary steps to declassify the Board of Directors for the purpose of establishing annual elections for directors. The Board of Directors declassification shall be done in a manner that does not affect the unexpired terms of directors previously elected.

Stockholder’s Statement of Support

In our opinion, the election of corporate directors is a primary avenue for shareholders to influence corporate affairs and ensure management is accountable to the Company’s shareholders. However, under the classified voting system at the Company, individual directors face election only once every three years, and shareholders only vote on roughly one-third of the Board of Directors each year. In our opinion, such a system serves to insulate the Board of Directors and management from shareholder input and the consequences of poor financial performance.

By eliminating the classified Board of Directors, we believe shareholders can register their views annually on the performance of the Board of Directors and each individual director. We feel this will promote a culture of responsiveness and dynamism at the Company, qualities necessary to meet the challenge of increasing shareholder value.

We submit that by introducing annual elections and eliminating the classified Board of Directors at the Company, management and the Board of Directors will be more accountable to shareholders. We believe that by aligning the interest of the Board of Directors and management with the interests of shareholders, our Company will be better equipped to enhance shareholder value.

For the above reasons, we urge a vote FOR the resolution.

The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

The Board of Directors has carefully considered this matter on several occasions, and has determined that it is in the best interests of Pulte and our shareholders to maintain a classified board. We believe adopting the proposal would not be in the best interests of Pulte’s shareholders for the following reasons:

The staggered election of directors provides continuity and stability in the management of the business and affairs of the Company, while allowing for the introduction of new directors as appropriate. Our current board structure ensures that a majority of the directors will always have prior experience as directors of Pulte, with in-depth understanding of our complex business, future plans and strategic position within the industry. We believe that this continuity and stability is critical because it:

o	creates a more experienced board that is better able to make fundamental decisions about the business — decisions on strategic transactions, significant business commitments and appropriate use of financial and other resources;

o	enables us to better focus on the development, refinement and execution of mid- and long-range planning;

o	helps to prevent abrupt changes in corporate policies based on short-term objectives and the special interests of a select group of shareholders;

o	enhances the independence of non-management directors by providing them with a longer assured term of office within which to focus on the strategic goals of the business;

o	assists us in attracting director candidates who are interested in making a longer-term commitment to Pulte; and

o	allows new directors an opportunity to gain knowledge about our business from continuing directors.

A classified board enhances our ability to negotiate the best results for Pulte’s shareholders in the event of an unsolicited takeover proposal. Our current board structure encourages a third party to negotiate with us instead of engaging in an unfriendly or unsolicited effort to take over or restructure Pulte in a manner that may not be in the best interests of our shareholders. It gives us the time and leverage necessary to evaluate the adequacy and fairness of any takeover proposal, consider alternative proposals, and to ultimately negotiate the best result for all shareholders. Absent a classified board, a potential acquirer could gain control of Pulte by replacing a majority of the board (if not the entire board) with its own slate of nominees at a single annual meeting, and without paying any premium to Pulte’s shareholders. Having a classified board does not prevent unsolicited takeover attempts, but by reducing the threat of imminent removal, it positions the incumbent board to negotiate terms to maximize the value to all shareholders.

The benefits of a classified board structure do not come at the cost of directors’ accountability to shareholders. All directors are required by law to uphold their fiduciary duties to Pulte and its shareholders, whether or not the board is classified and regardless of the length of the term of office of directors. In addition, shareholders have an annual opportunity to express their approval, or disapproval, of the performance of the board as each class of directors stands for re-election. We believe that the current structure has not negatively affected the accountability of Pulte’s directors to its shareholders during the period in which it has been in place.

The Board of Directors recognizes that a significant number of shareholders voted last year in favor of a shareholder proposal requesting declassification of the Board and takes an active interest in shareholder proposals receiving a majority of the votes cast at any annual meeting. However, because the Board is vested under law with a duty to act in a manner it believes to be in the best interest of the Company and its shareholders, it must take many factors into account in deciding whether to take the action specified in any such proposal. The Board will make that decision on the basis not only of the voting results but also of what is in the best interests of the Company and its shareholders in light of all the relevant facts and circumstances.

The Board of Directors recommends a vote “AGAINST” this proposal.

PROPOSAL FIVE

The AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington, D.C. 20006, which has represented to us that it owns 200 shares of our common stock, has submitted the following proposal.

MAJORITY VOTE SHAREHOLDER COMMITTEE PROPOSAL

Resolved: The stockholders of Pulte Homes, Inc. (the “Company”) urge the Company to take the following steps if a proposal, submitted by a shareholder for a vote pursuant to Rule 14a-8 of the Securities and Exchange Commission, receives a majority of the votes cast (the “Proposal”), and the Board of Directors (the “Board”) does not take the action requested in the Proposal with 180 days of the meeting at which the vote was obtained, then:

(a) The Board shall constitute a “Majority Vote Shareholder Committee” (the “Committee”) composed of the proponent of the Proposal and other shareholders that indicate to the Company an interest in participating in the Committee;

(b) The purpose of the Committee will be to communicate with the Board regarding the subject matter of the Proposal; the Committee will not be authorized to act on behalf of the Board or to compel the Board to take action, and will not interfere with the Board’s authority to manage the business and affairs of the Company; and

(c) The independent members of the Board shall meet with the Committee no fewer than two times between the date on which the Committee is constituted and the next annual meeting of shareholders.

The Board may abolish the Committee if (i) the Board takes the action requested in the Proposal; or (ii) the Proposal’s proponent notifies the Board that it does not object to the abolition of the Committee.

Supporting Statement

In 2006, a majority of the Company’s voting shareholders supported a proposal seeking declassification of the Company’s board of directors. Nonetheless, our Company’s Board has not taken the necessary steps toward declassification. In our opinion, this inaction contrasts with the responsiveness of other companies’ boards.

We believe investors increasingly favor requiring annual elections for all directors. The Council of Institutional Investors, the California Public Employees’ Retirement System, and Institutional Shareholder Services (“ISS”) have supported this reform. ISS’ 2006 Board Practices/Board Pay study found the number of companies with staggered boards continued to decline in 2005. At the current rate of decline, the majority of S&P 500 directors will be subject to annual election by the end of 2006, the study noted.

The purpose of this proposal is to create a mechanism by which shareholders can communicate with their representatives, the Board of Directors. This proposal does not aim to supplant the Board’s decision-making power, but to improve that decision-making by ensuring that shareholders’ viewpoints are fully presented to the independent directors.

We urge shareholders to vote FOR this proposal.

The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

The Company currently has a wide array of methods of communication available to shareholders, thus making the proposed committee unnecessary. As required by NYSE rules, the Company already has appropriate procedures in place which provide shareholders and other interested parties a way to communicate directly with non-management directors. See Communicating with the Board on page 46 of this Proxy Statement. If adopted, this shareholder proposal would impose an unnecessary burden on the Company’s independent directors, who already attend seven board meetings per year in addition to committee meetings. Shareholders also have an opportunity to communicate directly with members of the Board of Directors at the Company’s Annual Meeting of Shareholders. All directors are expected to attend the Annual Meeting in person.

Creation of the proposed committee would merely add a duplicative and cumbersome process where appropriate procedures are already in place. Furthermore, while the special shareholder committee would purport to represent the interests of all shareholders, it may instead become a vehicle for special interest groups that do not represent the interests of all shareholders as a group. Moreover, once established, such a committee could continue indefinitely as the Board of Directors would have no power to end its existence without adopting a proposal that may not serve the best interests of the shareholders.

Contrary to the proponent’s assertions, the Board believes it is responsive to shareholder concerns. Each year, the Nominating and Corporate Governance Committee, with the assistance of outside experts, reviews the Company’s corporate governance practices to ensure they continue to reflect best practices and promote the best interests of the Company and its shareholders. As part of this review, the Committee evaluates all shareholder proposals, including those that receive a majority vote, and makes recommendations, as appropriate, to the Board with respect to such proposals. In determining whether implementation of a proposal would be in the best interests of the Company and its shareholders, the Committee considers, among other things, the appropriateness of the proposal, whether adoption of the proposal would appropriately accomplish its stated objectives, trends in shareholder voting, institutional investor and governance rating agency concerns and other shareholder considerations. All of the members of this Committee are independent under the NYSE’s independence standards.

The Board of Directors recommends a vote “AGAINST” this proposal.

PROPOSAL SIX

The Massachusetts Laborers’ Pension Fund, 14 New England Executive Park, Suite 200, P.O. Box 4000, Burlington, Massachusetts 01803-0900, which has represented to us that it owns approximately 1,000 shares of our common stock, has submitted the following proposal.

PERFORMANCE-BASED OPTIONS PROPOSAL

RESOLVED:

That the shareholders of Pulte Homes, Inc. (the “Company”) request that the Compensation Committee of the Board of Directors adopt a policy that a significant portion of future stock option grants to senior executives shall be performance-based. Performance-based options are defined as follows: (1) indexed options, in which the exercise price is linked to an industry or well-defined peer group index; (2) premium-priced stock options, in which the exercise price is set above the market price on the grant date; or (3) performance-vesting options, which vest when a performance target is met.

SUPPORTING STATEMENT:

As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to enhance long-term corporate value. We believe that standard fixed-price stock option grants can and often do provide levels of compensation well beyond those merited, by reflecting stock market value increases, not performance superior to the company’s peer group.

Our shareholder proposal advocates performance-based stock options in the form of indexed, premium-priced or performance-vesting stock options. With indexed options, the option exercise price moves with an appropriate peer group index so as to provide compensation value only to the extent that the company’s stock price performance is superior to the companies in the peer group utilized. Premium-priced options entail the setting of an option exercise price above the exercise price used for standard fixed-priced options so as to provide value for stock price performance that exceeds the premium option price. Performance-vesting options encourage strong corporate performance by conditioning the vesting of granted options on the achievement of demanding stock and/or operational performance measures.

Our shareholder proposal requests that the Company’s Compensation Committee utilize one or more varieties of performance-based stock options in constructing the long-term equity portion of the senior executives’ compensation plan. The use of performance-based options, to the extent they represent a significant portion of the total options granted to senior executives, will help place a strong emphasis on rewarding superior corporate performance and the achievement of demanding performance goals.

Leading investors and market observers, such as Warren Buffet and Alan Greenspan, have criticized the use of fixed-price options on the grounds that they all too often reward mediocre or poor performance. The Conference Board’s Commission on Public Trust and Private Enterprise in 2002 looked at the issue of executive compensation and endorsed the use of performance-based options to help restore public confidence in the markets and U.S. corporations.

At present, the Company does not employ performance-based stock options as defined in this proposal, so shareholders cannot be assured that only superior performance is being rewarded. Performance-based options can be an important component of a compensation plan designed to focus senior management on accomplishing long-term corporate strategic goals and superior long-term corporate performance. We urge your support for this important executive compensation reform.

The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

The Board of Directors of the Company believes that performance-based compensation is an essential component of executive compensation. As described in the Compensation Discussion and Analysis on pages 18-25 of this proxy statement, the Company’s Compensation Committee (the “Committee”) is committed to pay-for-performance; accordingly, a significant portion of the Company’s executive compensation is performance-based. The Board also believes that compensation should be competitive with our direct competitors in the homebuilding industry, as well as other companies of similar size and complexity, and should be designed to align the short and long-term interests of employees with those of shareholders.

The Board believes that the Committee, which is comprised solely of directors who are “independent” as defined by the NYSE listing standards, is the governing body best suited to formulate executive compensation principles and practices that reflect the interests of shareholders, while retaining the ability to address the specific needs of the Company’s business. Executive compensation practices are influenced by a wide range of complex factors, including changes in strategic goals, regulatory developments and the competitive compensation practices of other companies. As a result, it is important that the Committee retain the flexibility to select incentives that balance these influences and that the Committee have the ability to respond quickly to changes that may otherwise limit the Company’s ability to attract, motivate and retain key talent.

The Board feels that the Company’s current compensation policies and programs are already performance-based, and that a policy requiring that a significant portion of future stock option grants to senior executives be performance-based as described in the proposal would not provide an advantage over those currently utilized by the Company. Specifically, the Company’s 2004 Stock Incentive Plan provides that the Committee may, in its discretion, grant performance-based options. The Board believes that it is important that the Committee retain this discretion and not be constrained by a policy mandating that a significant portion of option grants be performance-based. The Company’s performance-based compensation is linked to measures that drive specific outcomes, including both long-term and short-term incentive programs.

Moreover, fixed-price stock options already are performance-based because the exercise price equals the market value of the Company’s common shares on the date of the award. Accordingly, no economic benefit is conferred on the optionee unless the Company’s shares increase in value subsequent to the award date. Stock options generally vest over a period of years. These vesting periods require long-term focus on Company performance in order for the employee to realize any value from the exercise of stock options. We believe it appropriate for there to be elements of equity-based compensation in which employees are able to realize the full benefits of positive market performance and experience the effects of negative market performance, as do shareholders. We believe that fixed-price stock options provide an objective performance metric that is directly aligned with the interests of shareholders and is an appropriate performance measure for the Company.

Further, a significant majority of corporations, including our competitors, use fixed-price options. Limiting the Committee’s ability to establish compensation packages in line with those at other companies could place us at a competitive disadvantage in attracting, motivating, rewarding and retaining superior executive talent. The Board believes that the Committee must have the flexibility to create compensation policies appropriate to the competitive environment in which we compete for senior executives.

The Committee may use other types of long-term incentive vehicles in the future, as permitted under the Company’s equity incentive plan, to support particular business strategies, retention initiatives and/or recruiting activities, taking into account circumstances as they exist from time to time, including changing economic and industry conditions, accounting requirements and tax laws, together with evolving governance trends. However, the Board believes that the Committee should not be constrained in determining which vehicles are the most appropriate and effective for a given situation.

The Board of Directors recognizes that a significant number of shareholders voted last year in favor of a similar shareholder proposal and takes an active interest in shareholder proposals receiving a majority of the votes cast at any annual meeting. The Board and the Committee have carefully evaluated the proposal and considered whether it should be implemented and for the foregoing reasons determined not to implement the proposal.

The Board of Directors recommends a vote “AGAINST” this proposal.

OTHER MATTERS

Multiple Shareholders Sharing the Same Address

If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement. This practice, known as “householding”, is designed to reduce our printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate annual report and proxy statement or if you are receiving multiple copies of proxy materials and would like to receive one set, you may contact Computershare and inform it of your request by phone at (877) 282-1168 or by mail at Computershare Trust Company, N.A., P.O. Box 43078, Providence, Rhode Island 02940-3078.

Proxy solicitation cost

We hired D.F. King & Co., Inc. to assist in the distribution of proxy materials. The fee is expected not to exceed $10,000, plus reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to shareholders.

Shareholder proposals due for the 2008 annual meeting

To be included in our proxy statement for next year’s annual meeting, shareholder proposals must be in writing and received by Pulte by December 6, 2007. Shareholder proposals must be sent to Steven M. Cook, our Vice President, General Counsel and Secretary, by certified mail, return receipt requested, or by recognized overnight courier, at the following address:

Steven M. Cook
Vice President, General Counsel and Secretary
Pulte Homes, Inc.
100 Bloomfield Hills Parkway, Suite 300
Bloomfield Hills, Michigan 48304

Shareholder proposals that are intended to be presented at our 2008 annual meeting of shareholders, but that are not intended to be considered for inclusion in our proxy statement and proxy related to that meeting, must be made in writing and sent to Mr. Cook by certified mail, return receipt requested, or recognized overnight courier at the mailing address specified for him above, and must be received by Pulte by February 19, 2008. Our form of proxy will confer discretionary authority to vote on proposals not received by that date, and the persons named in our form of proxy will vote the shares represented by such proxies in accordance with their best judgment.

Communicating with the Board

You may communicate directly with the Board of Directors, the non-management directors as a group or any individual director or directors by writing to our Secretary at the mailing address specified for him above. You should indicate on the outside of the envelope the intended recipient (i.e., full Board, non-management directors as a group or any individual director or directors) of your communication. Each communication intended for the Board of Directors or any of Pulte’s non-management directors and received by our Secretary will be promptly forwarded to the specified party.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 10, 2007.

Vote by Internet
• Log on to the Internet and go to www.investorvote.com
• Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	123456	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A  Proposals — The Board of Directors recommends a vote FOR election of all nominees, FOR Proposal 2 and AGAINST Proposals 3-6.
1.	Election of Directors:

	For	Withhold		For	Withhold		For	Withhold

01 — William J. Pulte	☐	☐	02 — Richard J. Dugas, Jr.	☐	☐	03 — David N. McCammon	☐	☐

04 — Francis J. Sehn	☐	☐

		For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as Pulte Homes’ independent registered public accounting firm for the fiscal year ending December 31, 2007.	☐	☐	☐

4.	A shareholder proposal requesting the declassification of the Board of Directors.	☐	☐	☐

6.	A shareholder proposal regarding the use of performance-based options.	☐	☐	☐

B  Non-Voting Items

Change of Address — Please print new address below.

		For	Against	Abstain

3.	A shareholder proposal requesting the election of directors by a majority, rather than plurality, vote.	☐	☐	☐

5.	A shareholder proposal requesting the formation of a Majority Vote Shareholder Committee.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.
Comments — Please print your comments below.

C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as your name appears hereon. Joint owners each should sign. Executors, administrators, insurers, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.
Date (mm/dd/yyyy) — Please print date below.

/	/

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

▼ IF YOU HAVE NOT VOTED VIA INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Pulte Homes

PROXY SOLICITED BY THE BOARD OF DIRECTORS OF PULTE HOMES, INC.
ANNUAL MEETING OF SHAREHOLDERS - MAY 10, 2007

The undersigned authorizes each of William J. Pulte and Richard J. Dugas, Jr., with full power of substitution and resubstitution, to represent and vote the undersigned’s stock as his, her or its proxy at the annual meeting of Pulte’s shareholders to be held on May 10, 2007, and at any adjournments thereof.

The undersigned acknowledges receipt of the notice of the annual meeting of Pulte’s shareholders, the related proxy statement and the Annual Report for 2006.

The undersigned revokes any proxy or proxies previously given for such stock. The undersigned ratifies and confirms any actions that the persons holding the undersigned’s proxy, or their substitutes, by virtue of this executed card take in accordance with the proxy granted hereunder. If only one attorney and proxy shall be present and acting, then that one shall have and may exercise all the powers of said attorneys and proxies.

The shares represented by this proxy card will be voted in accordance with specifications made herein. If no specifications are made, this proxy will be voted FOR Proposals (1) and (2) below, and AGAINST Shareholder Proposals (3), (4), (5), and (6) below:

(1)	the election of the nominees for director listed on the reverse side of this proxy card;
(2)	the ratification of the appointment of Ernst & Young LLP as Pulte Homes’ independent registered public accounting firm for the fiscal year ended December 31, 2007;
(3)	the shareholder proposal requesting the election of directors by a majority, rather than plurality vote;
(4)	the shareholder proposal requesting the declassification of the Board of Directors;
(5)	the shareholder proposal requesting the formation of a Majority Vote Shareholder Committee;
(6)	the shareholder proposal regarding the use of performance-based options.
PLEASE MARK, DATE AND SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.
NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES OF AMERICA.